EXECUTION COPY

ASSET PURCHASE AGREEMENT

BY AND AMONG

GENERAL ELECTRIC CAPITAL CORPORATION,

A DELAWARE CORPORATION,

IKON OFFICE SOLUTIONS, INC.,

AN OHIO CORPORATION,

AND

IOS CAPITAL, LLC,

A DELAWARE LIMITED LIABILITY COMPANY,

Dated December 10, 2003

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TABLE OF EXHIBITS

Exhibit A	Certain Defined Terms
Exhibit B	Representations and Warranties of the Seller and IOS Capital
Exhibit C	Representations and Warranties of the Purchaser
Exhibit D	Form of Bill of Sale
Exhibit E	Form of Merger Agreement for Pre-Closing Merger
Exhibit F	Transition Services
Exhibit G	Form of Sublease Agreement
Exhibit H	Employee Matters
Exhibit I-1	Form of Legal Opinion of Cravath, Swaine & Moore, LLP
Exhibit I-2	Form of Legal Opinion of Vorys, Sater, Seymour and Pease LLP
Exhibit J-1	Form of Legal Opinion of the Purchaser
Exhibit J-2	Form of Legal Opinion of Weil, Gotshal & Manges LLP
Exhibit K	Accounting Principles
Exhibit L	Program Agreement Term Sheet
Exhibit M	Required Consents
Exhibit N	Securitization Matters
Exhibit O	Additional Special Adjustments
Exhibit P	Reserve Allocations
Exhibit Q	Insurance Matters

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DISCLOSURE SCHEDULE

Schedule 1.01(a)	Excluded Assets
Schedule 1.01(b)	Knowledge
Schedule 1.01(d)	Excluded Liabilities
Schedule 1.01(f)	Excluded Assets
Schedule 1.01(j)	Employees
Schedule 1.01(j)(A)	Certain Employee Information
Schedule 1.01(k)	Prohibited Assignees
Schedule 1.01(l)	Specified IKON Assets
Schedule 3.01(a)	Organization and Good Standing
Schedule 3.01(b)	Organization and Good Standing
Schedule 3.03	No Conflicts
Schedule 3.04	Consents
Schedule 3.05(a)	No Violations of Law
Schedule 3.05(b)	No Violations of Law
Schedule 3.06(a)	Financial Statements; Reports
Schedule 3.06(c)	Financial Statements; Reports
Schedule 3.06(d)	Financial Statements; Reports
Schedule 3.07(a)	Absence of Certain Changes
Schedule 3.08(a)	Employee Benefit Plans, Etc.
Schedule 3.09(b)	Taxes
Schedule 3.09(c)(i)	Taxes
Schedule 3.09(e)(i)	Taxes
Schedule 3.09(e)(ii)	Taxes
Schedule 3.10	Real Property
Schedule 3.10(i)	Real Property
Schedule 3.11	Personal Property
Schedule 3.12(a)	Material Contracts
Schedule 3.12(b)	Material Contracts
Schedule 3.13	Litigation and Liabilities
Schedule 3.14(a)	Intellectual Property
Schedule 3.14(b)	Intellectual Property
Schedule 3.15	Insurance
Schedule 3.16(b)	Title to Purchased Assets; Sufficiency of Purchased Assets

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Schedule 3.18(b)	Financing Contracts
Schedule 3.18(d)	Financing Contracts
Schedule 3.18(f)	Financing Contracts
Schedule 3.18(g)	Financing Contracts
Schedule 3.19(a)	Portfolio Property
Schedule 3.19(d)	Portfolio Property
Schedule 3.21(a)	Securitizations
Schedule 3.21(e)	Securitizations
Schedule 3.21(f)	Securitizations
Schedule 3.21(g)	Securitizations
Schedule 3.21(h)	Securitizations
Schedule 3.21(j)	Securitizations
Schedule 5.09(a)	Amendments to Securitization Documents
Schedule 5.09(b)	Amendments to Securitization Documents
Schedule 5.19(a)	Form of Monthly Chargeback Report
Schedule 5.19(b)	Form of Monthly Delinquency Report
Schedule 6.01(e)	Certificates Closing Deliveries

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Exhibit 2.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated December 10, 2003, is by and among GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (the “Purchaser”), IKON OFFICE SOLUTIONS, INC., an Ohio corporation (the “Seller”), and IOS CAPITAL, LLC, a Delaware limited liability company (“IOS Capital”), each of which agrees as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Certain Defined Terms. Capitalized terms used in this Agreement shall have the meanings specified in Exhibit A to, or elsewhere in, this Agreement.

Section 1.02. Interpretation and Rules of Construction. In this Agreement, except to the extent that the context otherwise requires:

(a) when a reference is made in this Agreement to an article, section, exhibit or schedule, such reference is to an Article or Section of, or an Exhibit or a Schedule to, this Agreement unless otherwise indicated;

(b) whenever the words “include”, “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(c) the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; and

(d) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

ARTICLE II

PURCHASE AND SALE

Section 2.01. Purchased Assets.

(a) Purchased Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing the Purchaser shall purchase (or shall cause one or more Acquiring Entities to purchase) from the Seller, and the Seller shall sell, assign, transfer and convey (or shall cause one or more of its Affiliates to sell, assign, transfer and convey) to the Purchaser (or one or more Acquiring Entities) the Purchased Assets.

(b) Excluded Assets. The Seller shall not sell, assign, transfer or convey (or cause any Affiliate to sell, assign, transfer or convey) to the Purchaser or any

Acquiring Entity, and neither the Purchaser nor any Acquiring Entity shall purchase, any Excluded Assets.

(c) Assumed Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, effective as of the Closing, the Seller shall assign and delegate to the Purchaser (or one or more Acquiring Entities), and the Purchaser shall (or shall cause one or more Acquiring Entities to) assume and be obligated to pay when due, perform, or otherwise discharge, only the Assumed Liabilities.

(d) Excluded Liabilities. Neither the Purchaser nor any Acquiring Entity shall assume or otherwise become liable for any Excluded Liabilities.

Section 2.02. The Purchase Price. The purchase price to be paid by the Purchaser for the Purchased Assets shall be an amount equal to (a) the aggregate amount of the Purchased Assets minus (b) the aggregate amount of the Assumed Liabilities, in each case, as reflected on the Final Adjusted Closing Date Schedule plus (c) the Additional Amount (the “Purchase Price”).

Section 2.03. The Closing. The Closing of the sale of the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall (subject to the terms and conditions set forth in this Agreement) be held at the New York City offices of Weil, Gotshal & Manges LLP, or such other location as the parties may mutually agree upon, at 10:00 a.m. (New York time) on the last calendar day of the month in which the conditions set forth in Article VI are satisfied (or, to the extent permitted, waived by the party entitled to the benefit thereof) or, if such day is not a Business Day, the next succeeding Business Day, or at such other time, date and place as the parties may mutually agree.

Section 2.04. Closing Deliveries and Payments.

(a) At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser:

(i) one or more bills of sale and assignment and assumption agreements, each substantially in the form attached hereto as Exhibit D (the “Bills of Sale”), duly executed by the Seller and each of its Affiliates that has any right, title or interest in the Purchased Assets, pursuant to which (A) the Purchaser (or one or more Acquiring Entities) shall acquire all of their right, title and interest in, to and under the Purchased Assets, and (B) the Seller or its applicable Affiliate shall delegate to the Purchaser (or one or more Acquiring Entities) the Assumed Liabilities;

(ii) a receipt or receipts for the Initial Payment;

(iii) the certificates and other documents required to be delivered pursuant to Section 6.01; and

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(iv) an affidavit of non-foreign status of the Seller that complies with Section 1445 of the Code.

(b) At the Closing:

(i) the Purchaser shall (and/or shall cause one or more Acquiring Entities to) pay to the Seller the Initial Payment, by wire transfer of immediately available funds, to an account designated to the Purchaser in writing by the Seller prior to the Closing Date; and

(ii) the Purchaser shall deliver or cause to be delivered to the Seller:

(A) one or more Bills of Sale providing for the assumption of the Assumed Liabilities, duly executed by the Purchaser (or one or more Acquiring Entities), pursuant to which the Purchaser (or one or more Acquiring Entities) shall accept the Purchased Assets and assume the Assumed Liabilities; and

(B) the certificates and other documents required to be delivered pursuant to Section 6.02.

Section 2.05. Settlement Payments. On the Settlement Date, the following amounts shall be paid, by wire transfer of immediately available funds, to an account designated in writing prior to the Settlement Date by the recipient thereof to the party required to make such payment:

(a) if the Purchase Price exceeds the Initial Payment, the Purchaser shall (and/or shall cause the applicable Acquiring Entity to) pay to the Seller an amount equal to the Settlement Payment plus the Settlement Interest in respect thereof; or

(b) if the Initial Payment exceeds the Purchase Price, the Seller shall pay to the Purchaser (and/or one or more Acquiring Entities, as directed by the Purchaser) an amount equal to the Settlement Payment plus the Settlement Interest in respect thereof.

Section 2.06. Post-Closing Amounts Received and Paid. After the Closing Date, all amounts which are received by the Seller or any of its Affiliates in respect of any of the Purchased Assets shall be received by such Person as agent, in trust for and on behalf of the Purchaser, and following the Closing the Seller shall, on a weekly basis, pay, or cause to be paid to the Purchaser, by wire transfer of immediately available funds (in the same currency such amounts are received) to an account designated by the Purchaser to the Seller in writing two days prior to the Closing Date (or such other account as the Purchaser may, from time to time, designate upon no less than five Business Days’ written notice to the Seller), all such amounts received by or paid to the Seller or any of its Affiliates, and shall provide the Purchaser information as to the nature and source of all such payments, including any invoice related thereto. After the Closing Date, all amounts which are received by the Purchaser or any of its Affiliates in respect of any of the Excluded Assets shall be received by such Person as agent, in trust for and on behalf of the Seller, and the Purchaser shall, on a weekly basis, pay, or cause

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to be paid to the Seller, by wire transfer of immediately available funds (in the same currency such amounts are received) to an account designated by the Seller to the Purchaser in writing two days prior to the Closing Date (or such other accounts as the Seller may, from time to time, designate upon no less than five Business Days’ written notice to the Purchaser), all such amounts received by or paid to the Purchaser or any of its Affiliates, and shall provide the Seller information as to the nature and source of all such payments, including any invoice relating thereto.

Section 2.07. Consents; Administration Pending Consent.

(a) (i) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to transfer or assign any Purchased Asset (other than the Capital Stock of the ABS Entities) or any claim or right or any benefit arising under or resulting from such Purchased Asset that is included in the Purchased Assets but is not assignable or transferable without the consent of any Person (other than the Purchaser or any of its Affiliates, or the Seller or any of its Affiliates) or for which assignment without such consent would constitute a breach thereunder, to the extent that such consent shall not have been obtained prior to the Closing; provided, however, that subject to Section 2.07(a)(ii), the Seller shall use all commercially reasonable efforts obtain all necessary consents to the assignment thereof and, upon obtaining the requisite third party consents thereto, such Purchased Asset or any claim or right or any benefit arising under or resulting from such Purchased Asset shall be transferred and assigned to the Purchaser or the applicable Acquiring Entity hereunder in accordance with Section 2.04(a)(i), at no additional consideration from the Purchaser or such Acquiring Entity.

(ii) At any time following a reasonable determination by the Purchaser that the Seller has failed to obtain any consent pursuant to Section 2.07(a)(i) with respect to a Specified Purchased Asset, the Purchaser or any of its Affiliates shall have the right, exercisable by delivering to the Seller a Repurchase Notice with respect to such Specified Purchased Asset, to require the Seller to purchase, on the Specified Settlement Date, any such Specified Purchased Asset for a price equal to the Repurchase Price set forth in the Repurchase Notice.

(iii) The closing of each repurchase of a Specified Purchased Asset pursuant to Section 2.07(a)(ii) shall take place on the related Specified Settlement Date. Upon each repurchase of a Specified Purchased Asset pursuant to Section 2.07(a)(ii), (A) the Seller shall pay, or shall cause any of its Affiliates to pay, to the Purchaser or its Affiliates, by wire transfer of immediately available funds to an account designated in writing by the Purchaser, the aggregate Repurchase Price with respect to such Specified Purchased Asset to be sold at such closing, and (B) the Purchaser shall assign, or shall cause any of its Affiliates to assign, to the Seller or any of its Affiliates on an “AS-IS, WHERE IS” basis, without representation, warranty or recourse of any kind (other than, with respect to any Specified Purchased Asset that is a Purchased Financing Contract, the Agreed Warranties (as defined in the Program Agreement Term Sheet)), all of the

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Purchaser’s or its Affiliate’s right, title and interest in (1) the Specified Purchased Asset described in the related Repurchase Notice and for which the Seller or its Affiliates had paid the Repurchase Price as provided in the foregoing clause (A), and (2) in the event the Specified Purchased Asset repurchased in accordance with Section 2.07(a)(ii) is a Purchased Financing Contract, the Portfolio Property, if any, that is subject to or governed by such Purchased Financing Contract to the extent that such Portfolio Property shall not theretofore have been (x) transferred or sold to an Obligor under such Purchased Financing Contract (or its Affiliate or assignee), (y) foreclosed upon or repossessed and remarketed, or (z) sold or re-leased following termination of such Purchased Financing Contract.

(iv) Each Repurchase Notice shall specify the Specified Purchased Asset as to which the Purchaser or its Affiliate is exercising a Repurchase Option, a description of the failure to receive the consent pursuant to which such Repurchase Option is being exercised and the Repurchase Price in respect of such Specified Purchased Asset (together with (x) a summary showing in reasonable detail the manner in which such Repurchase Price was calculated and (y) a duly executed certificate of the Purchaser certifying the calculation of such Repurchase Price). Delivery of a Repurchase Notice by the Purchaser or its Affiliate shall be irrevocable and, upon delivery thereof to the Seller, the Seller shall be bound to pay to the Seller, on the related Specified Settlement Date, the Repurchase Price with respect to the Specified Purchased Asset identified in such Repurchase Notice, subject only to the condition that the Purchaser or its Affiliate assign such Specified Purchased Asset at the closing of such repurchase on the terms described above in Section 2.07(a)(iii).

(b) With respect to any Purchased Asset or any claim or right or any benefit arising under or resulting from such Purchased Asset included in the Purchased Assets that is not assigned to the Purchaser or an Acquiring Entity at the Closing by reason of Section 2.07(a), after the Closing and until the applicable requisite consents are obtained and the foregoing sold and assigned to the Purchaser or the applicable Acquiring Entity, the Seller shall provide in any lawful and reasonable manner to the Purchaser or the applicable Acquiring Entity, in accordance with this Section 2.07(b), the benefits under each such Purchased Asset or right or any benefit arising under or resulting from such Purchased Asset (with the Purchaser responsible for all Assumed Liabilities thereunder to the extent it would be liable under the applicable Purchased Asset if the requisite consent had been obtained and such Purchased Asset or right had been assigned to the Purchaser). In particular, in the event that any requisite consent is not obtained prior to Closing, then the Purchaser or the applicable Acquiring Entity and Seller shall enter into such lawful and reasonable arrangements (including sublicensing, subleasing or subcontracting, if permitted) to provide to the Purchaser or such Acquiring Entity the economic and operational equivalent of obtaining such requisite consent and assigning such Purchased Asset or right, including enforcement for the benefit of the Purchaser or such Acquiring Entity of all claims or rights arising thereunder, and the performance by the Purchaser or such Acquiring Entity of the obligations thereunder. The Seller shall take all actions reasonably requested by the Purchaser or the applicable Acquiring Entity to enforce the rights of the Purchaser or such Acquiring Entity under any such Purchased

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Assets, including the assertion and enforcement of any right, claim, presentation, demand or draw under or with respect to any such Purchased Assets. Upon the Closing, the Seller authorizes the Purchaser and the Acquiring Entities, to the extent permitted by applicable Law, at the Purchaser’s expense to (x) perform all of the Assumed Liabilities under each of the contracts and agreements that comprise the Purchased Assets but that are not assigned to the Purchaser or an Acquiring Entity after giving effect to Section 2.07(a) and (y) amend, modify or waive any such contract or agreement in the Seller’s name and in such manner as the Purchaser or the applicable Acquiring Entity may reasonably desire. On the Closing Date, or as requested from time to time after the Closing Date, the Seller shall provide to the Purchaser and the Acquiring Entities such powers of attorney as the Purchaser may reasonably request in order to enable the Purchaser and the Acquiring Entities to effectuate the foregoing provisions; provided, however, that any and all liabilities or obligations incurred by the Seller arising out of, resulting from, based upon, in connection with or relating to any action taken by the Purchaser or the applicable Acquiring Entity pursuant to any such power of attorney shall be Assumed Liabilities.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

AND IOS CAPITAL

The Seller and IOS Capital, jointly and severally, make the representations and warranties set forth on Exhibit B to the Purchaser on the date hereof, and the Seller makes such representations and warranties to the Purchaser on the Closing Date, other than those representations and warranties that speak as of a date other than the Closing Date, which are made as of such date. Reference in this Agreement or in any of the Schedules or Exhibits hereto to any of Sections 3.01 through 3.22 shall be deemed to be references to the corresponding Sections of Exhibit B.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser makes the representations and warranties set forth on Exhibit C to the IKON Parties on the date hereof and on the Closing Date. Reference in this Agreement or in any of the Schedules or Exhibits hereto to any of Sections 4.01 through 4.06 shall be deemed to be references to the corresponding Sections of Exhibit C.

ARTICLE V

CONDUCT AND TRANSACTIONS PRIOR TO CLOSING;

COVENANTS; INDEMNITIES

The Seller Entities agree and covenant with the Purchaser as follows:

Section 5.01. Investigations; Operation of the Business. Between the date of this Agreement and the Closing:

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(a) Each Seller Entity shall give or cause to be given to the Purchaser and its representatives and agents reasonable access, upon reasonable notice, to all the premises, personnel and books and records (wherever located) of such Seller Entity, including all accounting books and records, all financial records and statements, and all Tax Returns and tax records, in each case pertaining to any Purchased Financing Contract, any Portfolio Property, any Assumed Liability, or any other Purchased Asset and all correspondence with the rating agencies, Ambac Assurance Corporation (“Ambac”) and any other Person with respect to the Non-Purchased Securitization Documents and the Securitization Transactions and all servicer reports and closing documents with respect to the Non-Purchased Securitization Documents and the Securitization Transactions for purposes of, among other things, auditing the servicing reports, systems and procedures of the Seller Entities; provided, however, that such investigation shall be conducted during normal business hours and in such manner as not to interfere unreasonably with the business of any Seller Entity.

(b) Promptly following the date hereof, the Seller shall, together with the Purchaser, contact Ambac to discuss the Non-Purchased Securitization Documents and the Securitization Transactions. The Seller and Purchaser agree to cooperate with each other in any discussions with Ambac.

(c) Except as otherwise expressly provided in this Agreement, each of the Seller Entities shall use commercially reasonable efforts consistent with past practices to preserve substantially intact the Business and the Purchased Assets and shall use commercially reasonable efforts to preserve its present business relationships consistent with past practices, including relationships with (x) each Transferred Employee, (y) each Person that has a business relationship which is advantageous to the Business and (z) Obligors under Purchased Financing Contracts, in each case, where the discontinuance of such relationships would reasonably be expected to have a material adverse effect on the Purchased Assets or the billing, collection, administration or servicing thereof. Nothing in this Section 5.01(c) shall prevent the applicable Seller Entity from applying the Risk Management Policy For Leasing in a manner consistent with Section 5.01(d).

(d) Except as otherwise expressly required by this Agreement, the Seller Entities shall conduct the Business in the ordinary and usual course consistent with their past practices, maintain their respective books, accounts and records with respect to the Purchased Assets in the usual, regular and ordinary manner, cause such books, accounts and records to be true and complete in all material respects and comply with the provisions set forth in the remainder of this Section 5.01(d). Except as otherwise expressly required by this Agreement, with respect to the Business, the Seller Entities shall not: (i) waive or commit to waive any right that would reasonably be expected to have a Material Adverse Effect; (ii) modify, replace or supercede the Risk Management Policy For Leasing; (iii) modify, replace or supercede any credit, underwriting or collection practices of IOS Capital with respect to, or in any way modify the payment schedule, payment terms or any other term or condition of, any Purchased Financing Contract, or make any advance, extension, novation or other accommodation to any lessee or Obligor under any Purchased Financing Contract, except, in each case, for modifications, replacements, supersessions, advances, extensions, novations or other

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accommodations made or entered into in the ordinary course of business, consistent with the past practices and with the Risk Management Policy For Leasing, and reflected, to the extent applicable, in the books and records of IOS Capital; (iv) except for Permitted Encumbrances, mortgage, pledge, or otherwise encumber any Purchased Assets; (v) sell, lease, transfer or otherwise dispose of any of the Purchased Assets, other than any of the following entered into in the ordinary course of business consistent with the past practices of IOS Capital: (A) leases or conditional sales of equipment that is subject to Financing Contracts, (B) sales, leases, transfers or other disposals of Portfolio Property following (or concurrently with) the expiration or termination of the relevant Purchased Financing Contract and (C) sales, leases, transfers or other disposals of obsolete tangible personal Property that is no longer used in the Business; (vi) reclassify or transfer employees from or to IOS Capital in excess of 20 employees or hire new employees into IOS Capital other than in the ordinary course of business consistent with past practices; (vii) take any action that would breach any of the IKON Parties’ representations, warranties or covenants contained in this Agreement if such representation, warranty or covenant were made at the time of the action; or (viii) enter into any agreement, contract or commitment (other than this Agreement) to do any of the things prohibited by the foregoing clauses (i) through (viii); provided, however, that nothing contained in this Agreement shall prohibit (A) IOS Capital from selling or otherwise transferring to the Seller Financing Contracts and related equipment if such Financing Contract has reached maturity, the customer has remained in possession of the equipment, the customer pays on a month-to-month basis and the residual has been reduced on the books and records of IOS Capital to $0, (B) any Seller Entity from granting Encumbrances to secure borrowings that will be repaid at or prior to Closing or (C) any Seller Entity from complying with each Non-Purchased Securitization Document or continuing each Securitization Transaction in effect on the date hereof in compliance with such Securitization Documents in effect on the date hereof, subject to the satisfaction of the condition set forth in Section 6.01(l), in each case, in the ordinary course of business consistent with past practices.

(e) The Purchaser shall not (i) take any action that would breach any of the Purchaser’s representations, warranties or covenants contained in this Agreement if such representation, warranty or covenant were made at the time of the action; or (ii) enter into any agreement, contract or commitment (other than this Agreement) to do any of the things prohibited by the foregoing clause (i).

Section 5.02. Pending or Threatened Litigation. Between the date of this Agreement and the Closing, the Seller Entities and the Purchaser shall inform each other, promptly upon obtaining Knowledge thereof, of any pending or threatened Action which reasonably could be anticipated to (a) render inaccurate in any material respect any representation or warranty made by the Seller Entities or the Purchaser (as the case may be); or (b) prohibit or restrain or materially and adversely affect the consummation of the transactions contemplated hereby or the performance by any Seller Entity or the Purchaser of its respective obligations hereunder.

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Section 5.03. Tax Matters.

(a) Allocation of Purchase Price. As soon as practicable following the signing of this Agreement, but in no event later than 120 days following the Closing Date, the Purchaser shall provide to the Seller copies of IRS Form 8594 and any required exhibits thereto with the Purchaser’s proposed allocation of the Purchase Price, including the Assumed Liabilities, among the Purchased Assets and the ABS Assets. Within 60 days after the receipt of such Form 8594, the Seller shall propose to the Purchaser any changes to such Form 8594 or shall indicate its concurrence therewith. The failure by the Seller to propose any such change or to indicate its concurrence within such 60 days shall be deemed to be an indication of its concurrence with such Form 8594. The Purchaser and the Seller shall file, and shall cause their Affiliates to file, all Tax Returns and statements, forms and schedules in connection therewith in a manner consistent with such allocation of the Purchase Price and shall take no position contrary thereto unless required to do so by applicable Tax Laws. Any disputes with respect to the items on Form 8594 which the Purchaser and the Seller, acting in good faith, are unable to resolve shall be resolved pursuant to Section 5.05(b). Each of the parties to this Agreement shall be bound by the decision rendered in accordance with Section 5.05(b).

(b) Property Taxes. The Seller shall bear all property and ad valorem Tax liability with respect to the Purchased Assets and the ABS Assets if the lien or assessment date arises on or prior to the Closing Date irrespective of the reporting and payment dates of such Taxes. For Tax Returns with respect to such property and ad valorem Taxes which are due on or prior to the Closing Date, the Seller will file such Tax Returns. For Tax Returns with respect to such property and ad valorem Taxes which are due after the Closing Date, the Purchaser will file such Tax Returns. It will be the responsibility of the Seller to ensure that the Purchaser receives the Tax bills that the Seller receives from the taxing authority in a timely fashion with respect to property and ad valorem Taxes, which are to be paid by the Seller. Except with respect to cost per copy leases or other leases that include property or ad valorem Taxes in the monthly payment and do not separately invoice such Taxes, the Purchaser will invoice the lessee and remit the funds received with respect to property and ad valorem Taxes which are to be paid by the Seller promptly upon receipt to the Seller. The Purchaser shall bear all property and ad valorem Tax liability with respect to the Purchased Assets or the ABS Assets if the lien or assessment date arises after the Closing Date.

(c) Cooperation with Respect to Tax Returns. The Purchaser and the Seller agree to furnish or cause to be furnished to each other, and each at its own expense, in a timely manner, such information (including access to books and records) and assistance, including making employees available on a mutually convenient basis to provide additional information and explanations of any material provided relating to the Purchased Assets as is reasonably necessary for the filing of any Tax Return, for the preparation for any audit, and for the prosecution or defense of any claim or Action relating to any adjustment or proposed adjustment with respect to Taxes or any appraisal of the Purchased Assets. The Seller shall retain in its possession all Tax Returns and Tax records relating to the Purchased Assets that might be relevant to any Taxable period ending on or prior to the Closing Date until the relevant statute of limitations has expired.

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After such time, the Seller may dispose of such materials; provided, however, that prior to such disposition the Seller shall give the Purchaser a reasonable opportunity to take possession of such materials, at the Purchaser’s expense.

(d) Erroneous Tax Payments. If the Purchaser determines that any Taxes in respect of any Purchased Financing Contract are due and the Seller erroneously paid such Taxes at the inception of such Purchased Financing Contract and the Purchaser is unable to collect such Taxes from the Obligor under such Purchased Financing Contract, at the Purchaser’s request the Seller shall initiate a timely and proper refund claim for the relevant Taxes. The Seller shall promptly pay any such refund and the interest actually received thereon to the Purchaser upon receipt thereof by the Seller, net of any reasonable out of pocket expenses incurred by the Seller in connection with such refund claim. For the avoidance of doubt, the Seller shall be deemed to actually receive a refund to the extent that the making of a claim for a refund results in a reduction of any Tax liability of the Seller.

Section 5.04. Indemnifications, Assumptions of Liability and Related Matters.

(a) Indemnification by the Seller for Breach. Following the Closing, the Seller shall indemnify and hold harmless each of the Purchaser, its Affiliates, and their respective directors, officers, employees and agents (collectively, the “Purchaser Indemnified Parties”), from and against and in respect of any and all Damages suffered or incurred by any of them resulting from, arising out of, based on or relating to (i) any breach of any representation or warranty made by any IKON Party in this Agreement that, as of the Closing, has not been cured by the applicable IKON Party or waived by the Purchaser in accordance with Section 8.01; (ii) any failure to perform any covenant, agreement or undertaking on the part of any IKON Party contained in this Agreement; or (iii) any breach of a representation or warranty in or omission of information included in any certificate delivered by or on behalf of any IKON Party pursuant to Section 5.19 or Section 6.01(a)(iii)(A). For purposes of this Section 5.04(a), a breach of a representation or warranty contained in this Agreement (other than in Section 3.07(a)) shall be deemed to exist either if such representation or warranty is actually inaccurate or breached or if such representation or warranty would have been breached or been inaccurate if such representation or warranty had not contained any limitation or qualification as to materiality, Material Adverse Effect, knowledge or Knowledge in any such representation or warranty or any limitation expressed as a monetary amount contained in Section 3.13 or Section 3.20, it being the intention of the parties hereto that the Purchaser Indemnified Parties shall be indemnified and held harmless from and against any and all Damages suffered or incurred by any of them resulting from, arising out of, based upon or relating to the failure of any such representation or warranty to be true, correct and complete in any respect, determined in each case without regard to any qualification as to materiality, Material Adverse Effect, knowledge or Knowledge in any such representation or warranty or any limitation expressed as a monetary amount contained in Section 3.13 or Section 3.20 with respect thereto.

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(b) Limitation on Liability.

(i) Each Purchaser Indemnified Party entitled to indemnification for any Damages suffered or incurred by such Person resulting from, arising out of, based on or relating to (A) a breach of any representation or warranty in Sections 3.01, 3.02, 3.03, 3.16, 3.18(b)(iii)(B), 3.19(a), 3.20, 3.21(h) and 3.22 (individually a “Seller Special Representation” and collectively, the “Seller Special Representations”), or (B) a failure to perform any covenant, agreement or undertaking of any IKON Party, shall be entitled to such indemnification for the full amount of such Damages regardless of the amount of the Damages.

(ii) Each Purchaser Indemnified Party entitled to indemnification under Section 5.04(a)(i) or Section 5.04(a)(iii) for any Damages suffered or incurred by such Person resulting from, arising out of, based on or relating to a breach of any representation or warranty made by a IKON Party in this Agreement other than a Seller Special Representation or a breach of a representation or warranty in or omission of information included in any certificate delivered by or on behalf of any IKON Party pursuant to Section 5.19 or Section 6.01(a)(iii)(A), shall be entitled to indemnification from the Seller for the full amount of all such Damages in excess of $20,000,000; provided, however, that in no event shall the Seller’s indemnification obligations in respect of Damages resulting from, arising out of, based on or relating to any such breach of representation or warranty exceed $2,000,000,000.

(iii) With respect to any breach of the agreements and covenants contained in Section 5.01(a) and Section 5.02, to the extent that the Damages claimed by a Purchaser Indemnified Party in respect of any such breach result from, arise out of or are based on or relate to facts, events and circumstances that would give rise to a claim for indemnification under Section 5.04(a)(i) for a breach of representation or warranty that is not a Special Representation, such claim for breach of Section 5.01(a) and 5.02 shall be subject to the limitation on liability set forth in Section 5.04(b)(ii) to the same extent, if any, as a claim for breach of such representation or warranty. Subject only to the foregoing sentence, in the event that a claim or demand for indemnification may be made under more than one provision of this Section 5.04, the Person making such claim or demand shall have the right to elect the provision of this Section 5.04 pursuant to which such claim or demand for indemnification is made.

(iv) In calculating the amount of Taxes that are indemnifiable for Damages resulting from a breach of a representation for the purposes of Section 5.04(a)(i), Section 5.04(b)(i) or Section 5.04(b)(ii), the amount of such Damages shall be an amount equal to the excess of (i) the Tax liability actually incurred by the Purchaser and its Affiliates over (ii) the Tax liability that the Purchaser and its Affiliates would have incurred if such representation was true and correct (the “Tax Differential”). The Tax director of the Purchaser’s Vendor Financial Services business unit (the “Tax Director”) shall make a good faith effort to establish the Tax Differential and shall certify such amount and the rationale for

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such calculation to the Seller (the “Tax Certification”). The Seller shall pay such Tax Differential to the Purchaser within 30 days of receipt of the Tax Certification. In the event that any item giving rise to the Tax Differential will reverse itself in future years or otherwise result in any Tax savings to the Purchaser and its Affiliates in future years, the Tax Certification shall provide the Tax Director’s best estimate of when the Tax Differential will reverse itself. In addition, the Tax Director shall make a good faith effort to calculate the actual amount of such Tax benefit and shall certify such amount and the rationale for such calculation to the Seller within 30 days of the filing of any of its Tax Returns which reflect the realization of any such Tax benefit, and shall pay such amount to the Seller at the time of such certification.

(v) Upon a breach of a representation or warranty contained in Section 3.21(e) that under the terms of the relevant Securitization Documents will require a repurchase of a Purchased Financing Contract from an ABS Entity, the Seller shall (on the required date for remittance of the repurchase price) repurchase from the applicable ABS Entity or the Purchaser, as applicable, each Purchased Financing Contract and related Portfolio Property to which such breach relates at the price specified in the applicable Securitization Document for such repurchase. Upon the consummation by the Seller of such repurchase, each repurchased Purchased Financing Contract and related Portfolio Property shall be deemed to be an Excluded Asset for purposes hereof.

(vi) The Purchaser acknowledges that the Program Documentation shall provide that the remedies available thereunder in respect of an IKON Servicing Breach (as such term is defined in the Program Agreement Term Sheet) would apply to the exclusion of any indemnification remedy under this Agreement for Damages arising out of the failure of an Obligor to make one or more payments under a Purchased Financing Contract as a consequence of an actual (or asserted) IKON Servicing Breach.

(c) Survival of Representations and Warranties of the Seller Entities.

(i) The Seller Special Representations and indemnifications with respect to their breach shall survive until 60 days after the expiration of the applicable statute of limitations; provided that the representations and warranties in Section 3.20 shall survive until the expiration of 5 years after the Closing.

(ii) The representations and warranties of the IKON Parties in this Agreement which are not Seller Special Representations shall survive the Closing until the expiration of 18 months after the Closing; provided that the representations and warranties in Section 3.21 (other than Section 3.21(g) and Section 3.21(h)) shall survive until the maturity or redemption of any indebtedness of the ABS Entities.

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(iii) The representations and warranties of the IKON Parties which are contained in Section 3.09 and Section 3.21(g) shall survive until 60 days after the expiration of the applicable statute of limitations.

(d) ERISA Indemnification. Following the Closing, the Seller shall indemnify and hold harmless all Purchaser Indemnified Parties from and against any and all Damages suffered or incurred by any of them resulting from, arising out of, based on or relating to:

(i) any Seller Benefit Plan and any Seller Title IV Plan including any Multiemployer Plan, maintained or contributed to, at any time, by the Seller, IOS Capital or any ERISA Affiliate, or to which any of the foregoing Persons is obligated to contribute at any time;

(ii) the employment or termination of employment, including a constructive termination or failure to employ, by the Seller or IOS Capital, of any individual (including any employee of the Seller or IOS Capital) attributable to any actions or inactions prior to the Closing;

(iii) any claims by any employee of the Business or any Governmental Entity against the Purchaser for any statutory violation in respect of its hiring practices based upon any exclusion by the Seller of any employee of the Business from Schedule 1.01(j);

(iv) any claims by any employee of any of the Seller or IOS Capital for workers’ compensation and/or related medical benefits made or asserted after the Closing, but which result from, arise out of, are based on or relate to an injury or illness that occurred prior to the Closing; or

(v) WARN or any other statutory or common law or civil law notice, severance pay, termination pay in lieu thereof or Damages arising as a result of the termination or dismissal (including constructive termination or dismissal), by the Seller or IOS Capital of any or all employees of the Business on or prior to the Closing, provided that the Seller shall be deemed not to be in breach of this covenant to the extent that any such requirements result solely from the aggregation of the termination or dismissal (including constructive termination or dismissal) of Transferred Employees by the Purchaser following the Closing with the termination or dismissal (including constructive termination or dismissal) of employees of the Business by the Seller or IOS Capital on or prior to the Closing.

(e) Additional Indemnification by the Seller. Following the Closing, the Seller shall indemnify and hold harmless all Purchaser Indemnified Parties from and against any and all Damages suffered or incurred by any of them resulting from, arising out of, based on or relating to:

(i) any of the Excluded Assets or the ownership, operation, servicing, lease or use thereof, or any action taken with respect thereto, by any IKON Party or any other Person;

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(ii) any of the Excluded Liabilities or the Specified Liabilities;

(iii) the failure of Purchaser to receive any amounts due from an Obligor pursuant to a Purchased Financing Contract due to the misconduct or misrepresentation by any IKON Party in the sourcing, negotiation, documentation, credit analysis, underwriting of a Purchased Financing Contract or otherwise in connection with the origination of such Purchased Financing Contract, including misrepresentations by any employee, representative or agent of such IKON Party to an Obligor, customer or an IKON Party;

(iv) the failure of the Seller to comply with the provisions of any applicable “bulk sales” or “bulk transfer” or similar Laws of any jurisdiction that may be applicable to the sale or transfer of any or all of the Purchased Assets to the Purchaser;

(v) the provision, administration or servicing of collateral protection insurance to an Obligor in respect of the related equipment under a Financing Contract;

(vi) any Environmental Loss;

(vii) any claim by a Person (other than the Purchaser, the Seller or any of their respective Affiliates) relating to the failure of the Seller or its Affiliates to obtain any consent, approval or Authorization necessary to sell, assign, transfer and convey any Purchased Asset or any claim, right or benefit arising under or resulting from such Purchased Asset; provided, however, that the Damages suffered or incurred by any Purchaser Indemnified Party in respect of any such claim shall be calculated as net of any Repurchase Price paid by the Seller in respect of such Purchased Asset; or

(viii) any claim or Action by any Person in respect of any Seller Entity’s use or licensing on or prior to the Closing of any software or intellectual property from Progress Software Corporation.

(f) Indemnification by the Purchaser. Following the Closing, the Purchaser shall indemnify and hold harmless each of the Seller, its Affiliates and their respective directors, officers, employees and agents (collectively, the “Seller Indemnified Parties”) from and against and in respect of any and all Damages suffered or incurred by any of them resulting from, arising out of, based on or relating to (i) any breach of any representation or warranty made by the Purchaser in this Agreement that, as of the Closing, has not been cured by the Purchaser or waived by the Seller in accordance with Section 8.01; (ii) any failure to perform any covenant, agreement or undertaking on the part of the Purchaser contained in this Agreement; (iii) any breach of a representation or warranty in or omission of information included in any certificate delivered by or on behalf of the Purchaser pursuant to Section 6.02(a)(iii)(A); (iv) the Assumed Liabilities; (v) subject in all respects to the terms and conditions set forth in the Program Documentation (including the obligations (including any standard of care) of the

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Purchaser and its Affiliates, on the one hand, and the Seller and its Affiliates, on the other hand, and the remedies for breach by a party thereto of its obligations thereunder), Third Party Actions arising out of the conduct by the Purchaser of the Business after the Closing; or (vi) WARN or any other statutory or common law or civil law notice, severance pay, termination pay in lieu thereof or Damages arising as a result of the termination or dismissal (including constructive termination or dismissal), by the Purchaser of any or all Transferred Employees following the Closing. For purposes of this Section 5.04(f), a breach of a representation or warranty contained in this Agreement or any certificate delivered by the Purchaser pursuant to the terms of this Agreement shall be deemed to exist either if such representation or warranty is actually inaccurate or breached or if such representation or warranty would have been breached or been inaccurate if such representation or warranty had not contained any limitation or qualification as to materiality, material adverse effect or knowledge, it being the intention of the parties hereto that the Seller Indemnified Parties shall be indemnified and held harmless from and against any and all Damages suffered or incurred by any of them or resulting from, arising out of, based on or relating to the failure of any such representation or warranty, to be true, correct and complete in any respect, determined in each case without regard to any qualification as to materiality, material adverse effect or knowledge set forth with respect thereto.

(g) Survival of Representations and Warranties of the Purchaser; Limitation on Liability.

(i) Each Seller Indemnified Party entitled to indemnification under Section 5.04(f)(i) and Section 5.04(f)(iii) for any Damages suffered or incurred by such Person resulting from, arising out of, based on or relating to a breach of any representation or warranty in Sections 4.01, 4.02, 4.03, 4.05 and 4.06 (individually a “Purchaser Special Representation” and collectively the “Purchaser Special Representations”) shall be entitled to indemnification from the Purchaser for the full amount of all such Damages regardless of the amount of the Damages.

(ii) Each Seller Indemnified Party entitled to indemnification under Section 5.04(f)(i) and Section 5.04(f)(iii) for any Damages suffered or incurred by such Person resulting from, arising out of, based on or relating to a breach of any representation or warranty made by the Purchaser or Acquiring Entity in this Agreement other than a Purchaser Special Representation shall be entitled to indemnification from the Purchaser for the full amount of all such Damages in excess of $20,000,000; provided, however, that in no event shall the Purchaser’s indemnification obligations in respect of Damages resulting from, arising out of, based on or relating to any such breach of representation or warranty exceed $2,000,000,000.

(iii) The Purchaser Special Representations and indemnifications with respect to their breach shall survive until 60 days after the expiration of the applicable statute of limitations.

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(iv) The representations and warranties of the Purchaser in this Agreement which are not Purchaser Special Representations shall survive the Closing until the expiration of 18 months after the Closing.

(v) The Seller acknowledges that the Program Documentation shall provide that the remedies available thereunder in respect of an IKON Servicing Breach (as such term is defined in the Program Agreement Term Sheet) would apply to the exclusion of any indemnification remedy under this Agreement for Damages arising out of the failure of an Obligor to make one or more payments under a Purchased Financing Contract as a consequence of an actual (or asserted) IKON Servicing Breach.

(h) Indemnification Procedure for Third Party Actions. For the purposes of administering the indemnification provisions of this Section 5.04, the following procedures shall apply to Third Party Actions following the Closing Date:

(i) An Indemnitee shall notify the Indemnitor in writing within 30 days following the receipt of notice of any Third Party Action against such Indemnitee that gives rise to a claim for indemnity pursuant to this Section 5.04 (any 30-day notification requirement shall begin to run, in the case of a Third Party Action which is amended so as to give rise to an Indemnification Event, from the first day such Third Party Action is amended to include any claim for indemnity pursuant to this Section 5.04), such notice shall describe in reasonable detail the basis of such Third Party Action. The failure to give notice as required by this Section 5.04(h)(i) in a timely fashion shall not result in a waiver of any right to indemnification hereunder unless the Indemnitor’s ability to defend against such Third Party Action is materially and adversely affected by the failure of the Indemnitee to give notice in a timely fashion as required by this Section 5.04(h)(i).

(ii) The Indemnitor shall be entitled (but not obligated) to assume the defense or settlement of any such Third Party Action, or to participate in any negotiations or proceedings to settle or otherwise eliminate any such Third Party Action, if it shall provide the Indemnitee a written acknowledgement of its liability for the indemnity against Damages relating to such Third Party Action. If the Indemnitor assumes any such defense or settlement or any such negotiations, it shall pursue such defense, settlement or negotiations in good faith. If the Indemnitor fails to elect in writing within 15 Business Days of the notification referred to above to assume the defense, the Indemnitee may engage counsel to defend, settle or otherwise dispose of such Third Party Action which counsel shall be reasonably satisfactory to the Indemnitor; provided, however, that the Indemnitee shall not settle or compromise any such Third Party Action without the prior written consent or agreement of the Indemnitor (which consent shall not be unreasonably withheld or delayed).

(iii) In cases where the Indemnitor has assumed the defense or settlement with respect to a Third Party Action, the Indemnitor shall be entitled to

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assume the defense or settlement thereof with counsel of its own choosing; provided, however, that: (A) the Indemnitee (and its counsel) shall be entitled to continue to participate at its own cost (except as provided below) in such Third Party Action and to participate in any negotiations or proceedings to settle or otherwise eliminate, any such Third Party Action; (B) the Indemnitor shall not be entitled to settle or compromise any such Third Party Action without the consent or agreement of the Indemnitee (which consent shall not be unreasonably withheld or delayed); provided, further, that if and only if such consent is withheld and the settlement or compromise involves only the payment of monetary damages and provides an unconditional release of the Indemnitee, the Indemnitor’s liability shall be limited to the amount for which the Indemnitor agreed with the claimant to settle and the Indemnitor shall remain responsible for its costs and attorneys’ fees to the date such settlement was rejected by the Indemnitee and the Indemnitee shall be responsible for the attorneys’ fees and disbursements in respect of such claim thereafter; and (C) after written notice by the Indemnitor to the Indemnitee (as provided above) of its election to assume control of the defense or settlement of any claim, the Indemnitor shall not be liable to such Indemnitee hereunder for any attorneys’ fees and disbursements subsequently incurred by such Indemnitee in connection therewith (except as provided below).

(iv) In the event indemnification is requested, the relevant Indemnitor, its representatives and agents shall have access to the premises, books and records of the Indemnitee or parties seeking such indemnification and their Affiliates to the extent reasonably necessary to assist it in defending or settling any such Third Party Action; provided, however, that such access shall be conducted in such manner as not to interfere unreasonably with the operation of the business of the Indemnitee or Indemnitees. Except as reasonably necessary to assist it in defending or settling such Third Party Action, the Indemnitee shall not be required to disclose any information with respect to itself or any of its Affiliates (or former Affiliates), and the Indemnitee shall not be required to participate in the defense of any claim to be indemnified hereunder (except as otherwise expressly set forth herein), unless otherwise reasonably required or necessary in the defense of any claim to be indemnified hereunder. Notwithstanding anything in this Agreement to the contrary, in no event shall any Indemnitee be obligated to make any disclosure, or to take or refrain from taking any action, that in its reasonable judgment, could prejudice its position or waive any privilege in respect of any claim for indemnification against the Indemnitor pursuant to this Section 5.04. All costs and expenses incurred by an Indemnitee in connection with any access or cooperation requested by the Indemnitor shall be borne by the Indemnitor. The Purchaser and the Seller shall reasonably cooperate to attempt to resolve or mitigate Damages with respect to any such Third Party Action; provided, however, that in no event shall a party’s compliance with the foregoing obligation to reasonably cooperate be a basis for any claim that any such party shall have waived, limited, relinquished or otherwise impaired, any rights such party may have pursuant to this Agreement or be raised as a defense to any such rights.

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(v) In the event the Indemnitor shall request that an Indemnitee participate in the defense or settlement of an Indemnification Event, the Indemnitor shall pay the costs incurred by the Indemnitee.

(vi) (A) Notwithstanding anything to the contrary in this Agreement, the Purchaser shall, with counsel reasonably acceptable to the Seller, have the sole right to (x) defend any Action in respect of a Non-Assumable Claim and (y) settle or otherwise dispose of any Non-Assumable Claim; provided, however, that the Purchaser shall conduct the defense or settlement of Non-Assumable Claims diligently and in good faith. With respect to any Non-Assumable Claim that the Purchaser is defending, settling or otherwise disposing of, the Seller shall be permitted to participate at its own expense in the defense of such Non-Assumable Claims but shall not be entitled to assume the defense thereof.

(B) The Purchaser shall keep the Seller timely apprised of the status of all Non-Assumable Claims and shall notify the Seller promptly of any material developments (including any material developments relating to settlements and proposed settlements) relating to a Non-Assumable Claim. Without limiting the foregoing, no more frequently than once a fiscal quarter, the Purchaser shall provide the Seller with a written report summarizing in reasonable detail the status of any pending Non-Assumable Claims (including a summary of any material settlement discussions). Without limitation of the foregoing, promptly after the receipt by the Purchaser of a Qualifying Offer relating to a Non-Assumable Claim, the Purchaser shall promptly provide the Seller with a copy of such Qualifying Offer or, in the case of an oral Qualifying Offer, a written summary thereof. In the event that the Purchaser receives a Qualifying Offer relating to a Non-Assumable Claim that (1) includes a full, final and unconditional release of the Purchaser from all Damages with respect thereto and (2) requires only (a) the payment of money for which, as between the Purchaser Indemnified Parties, on the one hand, and the Seller, on the other hand, the Seller has sole liability under this Agreement (a “Monetary Settlement”) or (b) a Monetary Settlement and any action by the Seller or any of its Affiliates (any such offer of compromise, a “Non-Assumable Claim Offer”), then the Seller shall have no further liability to the Purchaser Indemnified Parties with respect to such Non-Assumable Claim upon receipt by the Purchaser of (x) the amount contained in such Non-Assumable Claim Offer and all other Damages suffered or incurred by any Purchaser Indemnified Party in respect of such Non-Assumable Claim, in the form of immediately available funds from the Seller, (y) a fully executed agreement of the Seller and its Affiliates agreeing to the terms of the actions to be taken by the Seller or any of its Affiliates pursuant to such Non-Assumable Claim Offer, if any, and (z) if the Purchaser has accepted the terms of such Non-Assumable Claim Offer, a full, final and unconditional release, as applicable, of each of the Purchaser Indemnified Parties from all liabilities or obligations with respect thereto, executed by each of the third party claimants in such Non-Assumable Claim; provided, however, if the Purchaser has not accepted the terms of such Non-Assumable Claim Offer, the Seller shall have no further liability to

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the Purchaser Indemnified Parties with respect to such Non-Assumable Claim upon receipt by the Purchaser from the Seller of the amounts and agreements set forth in the foregoing clauses (x) and (y).

(C) At any time during the defense by the Purchaser of a Non-Assumable Claim, the Seller shall have the right to require the Purchaser (1) to proffer to the third party claimants under such Non-Assumable Claim, a written offer of compromise that consists solely of the payment of money for which, as between the Purchaser Indemnified Parties, on the one hand, and the Seller, on the other hand, the Seller has sole liability under this Agreement and/or any action by the Seller or any of its Affiliates in exchange for a full, final and unconditional release from such claimants of the Purchaser from all Liability with respect thereto, and (2) if such offer of compromise is accepted by such third party claimants, to settle such Non-Assumable Claim on the terms contained in such offer of compromise, including the full, final and unconditional release of the Purchaser from all liabilities and obligations with respect thereto.

(i) Any payments under Section 5.04 shall be treated by the parties hereto for federal, state and local income Tax purposes (whether foreign or domestic) as a non-taxable reimbursement or purchase price adjustment, except to the extent that a contrary treatment is required by Law.

(j) Exclusive Remedy. Except with respect to claims based on fraud and/or claims seeking non-monetary equitable remedies, the indemnification remedies set forth in this Agreement (including the repurchase rights in respect of Section 2.07 and Section 5.04(b)(v)), shall constitute the sole and exclusive monetary remedies of the parties hereto after the Closing with respect to any breach of representation, warranty or obligation under this Agreement. Except for the representations and warranties contained in Exhibit B, Exhibit C and the Program Documentation, none of the Purchaser or any of its Affiliates or the Seller or any of its Affiliates makes or has made any representations or warranties, whether express or implied, oral or written, with respect to the Business, the Purchased Assets, the ABS Assets, the Assumed Liabilities or the transactions contemplated by this Agreement.

Section 5.05. Preparation of Closing Date Schedule and Final Adjusted Closing Date Schedule.

(a) Preparation of Closing Date Schedule.

(i) As soon as practicable following the Closing, the Purchaser shall prepare, with the cooperation and assistance of the Seller, a draft of the Closing Date Schedule. The Closing Date Schedule shall reflect the Purchased Assets and the Assumed Liabilities. The draft of the Closing Date Schedule shall be prepared in accordance with the Accounting Principles. Notwithstanding the foregoing, (A) if the Accounting Principles do not specifically address a particular matter necessary to prepare the Closing Date Schedule, then the Accounting Principles shall be supplemented in accordance with GAAP, applied consistently with the

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past practices and procedures of IOS Capital, but only to the extent necessary to address such matter and (B) to the extent that any accounting principle, method, practice or procedure included in the Accounting Principles is not in accordance with GAAP, such accounting principle, method, practice or procedure shall be disregarded for purposes of preparing the Closing Date Schedule but shall be treated as a Special Adjustment for purposes of preparing the Final Adjusted Closing Date Schedule. The Purchaser and the Seller shall each use their respective commercially reasonable efforts to cause the draft of the Closing Date Schedule to be completed within 60 days following the Closing Date and, upon completion, such draft schedule shall promptly be provided to the Purchaser’s Accountants, the Seller and the Seller’s Accountants.

(ii) Immediately following the preparation and distribution of the draft of the Closing Date Schedule, the Purchaser shall cause the Purchaser’s Accountants to audit the draft Closing Date Schedule, and such audit shall be conducted in accordance with generally accepted auditing standards and shall be sufficient to permit the Purchaser’s Accountants to deliver a special report certifying that the Closing Date Schedule fairly presents the Purchased Assets and Assumed Liabilities as of the Closing in accordance with the Accounting Principles, qualified only to the extent, if any, that the Purchaser’s Accountants deem such qualification necessary on account of any dispute between the Purchaser’s Accountants and the Seller’s Accountants that is resolved by the conflict resolution mechanism set forth in Section 5.05(b) or agreed by the Purchaser and the Seller, in either case, in a manner that in the Purchaser’s Accountants’ sole judgment precludes the Purchaser’s Accountants from issuing an unqualified certification. The Purchaser shall use reasonable efforts to cause the Purchaser’s Accountants to deliver the draft audited Closing Date Schedule to each of the Seller, the Seller’s Accountants and the Purchaser within 60 days following the date of their receipt of the draft of the Closing Date Schedule.

(iii) Concurrently with the preparation and delivery to the Purchaser, the Seller and the Seller’s Accountants of the draft of the audited Closing Date Schedule, the Purchaser shall cause the Purchaser’s Accountants to prepare (after consultation with the Purchaser, the Seller and the Seller’s Accountants ), and to deliver to the Purchaser, the Seller and the Seller’s Accountants, a draft of the adjusted Closing Date Schedule that reflects the Special Adjustments. The Special Adjustments shall be applied in creating the draft of the adjusted Closing Date Schedule, whether or not the Seller’s Accountants or the Purchaser’s Accountants believe the Special Adjustments are or are not in accordance with GAAP or are or are not in accordance with the historic practices of the Business. During the 30 day period following their receipt of each of the draft audited Closing Date Schedule and the draft adjusted Closing Date Schedule reflecting the Special Adjustments (collectively, the “Draft Closing Statements”), both the Purchaser (in consultation with the Purchaser’s Accountants) and the Seller (in consultation with the Seller’s Accountants) shall have the opportunity to review the Draft Closing Statements (together with the Purchaser’s Accountants’ working papers, including any portion thereof pertaining to any proposed

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adjustment) and, during such 30 day period, the Seller, the Purchaser and the Seller’s Accountants shall have the right to propose to the Purchaser’s Accountants those changes to the Draft Closing Statements that the Seller, the Purchaser or the Seller’s Accountants determine to be appropriate in order to cause the Draft Closing Statements to conform, in all respects, to the standards set forth in Section 5.5(a)(i) and 5.5(a)(iii), as applicable.

(iv) In the event of any dispute between the Seller and the Seller’s Accountants, on the one hand, and the Purchaser and the Purchaser’s Accountants, on the other hand, regarding any of the adjustments proposed by the Seller or the Seller’s Accountants, on the one hand, or the Purchaser or the Purchaser’s Accountants, on the other hand, with respect to any item of the Draft Closing Statements, which the Seller and the Seller’s Accountants, on the one hand, and the Purchaser and the Purchaser’s Accountants, on the other hand, cannot resolve within 45 days after the receipt thereof, as the case may be, either the Seller or the Purchaser shall have the right, upon delivery of written notice to the other party, to require that such dispute be resolved in accordance with the provisions set forth in Section 5.05(b). Promptly following the resolution of any disputes with respect to any proposed adjustments to the Draft Closing Statements, the Purchaser shall cause the Purchaser’s Accountants to prepare and deliver to the Seller and the Purchaser the final audited Closing Date Schedule and the Final Adjusted Closing Date Schedule (collectively, the “Final Closing Statements”), each of which shall reflect all adjustments thereto which have been agreed upon by the Seller and the Seller’s Accountants, on the one hand, and the Purchaser and the Purchaser’s Accountants, on the other hand, or which have been resolved pursuant to Section 5.5(b), together with the Purchaser’s Accountants’ special report on each Final Closing Statement.

(v) Each of the Purchaser, the Seller, the Purchaser’s Accountants and the Seller’s Accountants shall have full access to all relevant accounting, financial and other records and personnel reasonably requested by it in connection with the preparation, confirmation or review of the Draft Closing Statements, as well as to the Purchaser’s Accountants’ working papers with respect thereto and special report thereon.

(b) Conflict Resolution Mechanism. Any dispute involving any adjustment to the Draft Closing Statement proposed by the Seller, the Seller’s Accountants, the Purchaser or the Purchaser’s Accountants (including any interpretation or application of any provision of this Agreement affecting the preparation of the Draft Closing Statement) not resolved by the Seller, the Seller’s Accountants, the Purchaser and the Purchaser’s Accountants within 45 days of the relevant date of receipt thereof, shall upon the election of the Seller or the Purchaser, be resolved by the Selected Accounting Firm. The Selected Accounting Firm shall resolve only issues upon which the Purchaser, the Purchaser’s Accountants, the Seller and the Seller’s Accountants have been unable to agree. The Selected Accounting Firm shall be prohibited from changing any item of the Draft Closing Statements expressly agreed among the Purchaser, the Purchaser’s Accountants, the Seller and the Seller’s Accountants. The Selected

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Accounting Firm (i) in resolving any issue with respect to the Closing Date Schedule, shall apply the Accounting Principles in all instances, including whether or not the Selected Accounting Firm believes the Accounting Principles are or are not in accordance with the historic practices of the Business or (subject to the Special Adjustments) are or are not in accordance with GAAP and (ii) in resolving any issue with respect to the adjusted Closing Date Schedule, the Selected Accounting Firm shall apply the Special Adjustments, whether or not the Selected Accounting Firm believes the Special Adjustments are or are not in accordance with the historic practices of the Business or are or are not in accordance with GAAP. The Purchaser and the Seller shall each use their reasonable best efforts to cause the decision of such Selected Accounting Firm to be rendered within 20 Business Days after appointment of the Selected Accounting Firm. The decision of the Selected Accounting Firm shall be submitted in writing and shall be final and binding upon the parties. Notwithstanding the foregoing, if the aggregate of all amounts in dispute with respect to all disputes referred to in this Section 5.05(b) shall be less than $100,000, such disputes shall not be resolved by the Selected Accounting Firm, but shall instead be resolved as follows: 50% of the aggregate of all amounts in dispute shall be deemed to have been resolved in the Seller’s favor and 50% of the aggregate of all amounts in dispute shall be deemed to have been resolved in the Purchaser’s favor.

(c) Payment of Fees. (i) The Purchaser shall pay all of the fees of the Purchaser’s Accountants and all expenses incurred by such firm in connection with the tasks outlined in this Section 5.05, and the Seller shall pay all fees of the Seller’s Accountants and all expenses incurred by such firm in connection with the tasks outlined in this Section 5.05. The Purchaser and the Seller shall each pay one-half of the fees and expenses incurred in connection with any disputes that are resolved by the Selected Accounting Firm pursuant to Section 5.05(b).

(ii) On the date of the delivery of the Closing Date Schedule in accordance with Section 5.05(a), the Seller shall pay to the Purchaser an amount equal to One Hundred Thousand Dollars ($100,000) (by wire transfer of immediately available funds, to an account designated to the Seller in writing by the Purchaser prior to such delivery date).

(d) Cooperation. Each of the Seller and the Purchaser shall use their respective commercially reasonable efforts to cause the Seller’s Accountants and the Purchaser’s Accountants to cooperate with each other in connection with all of their activities undertaken in connection with this Section 5.05.

(e) System and Data Back-up. The Seller Entities shall take or cause to be taken commercially reasonable actions necessary to complete, at or prior to the Closing Date at a time to be mutually agreed upon by the Seller and the Purchaser, an archival back-up onto appropriate electronic storage media of (i) all Business Technology and the Seller’s ORACLE “Financial System” (accounts payable system) and (ii) all material databases, file servers and other computer hardware systems used by or on behalf of the Seller Entities to support the operation of the Business Technology and the Seller’s ORACLE “Financial System” (accounts payable system), including the IOSC Unix Hardware, the IOSC OS/390 Hardware, the NT Hardware-IDC Support, and the

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Automatic Call Distribution (ACD) system. Notwithstanding anything herein to the contrary, the Seller Entities shall not be required pursuant to this Section 5.05(e) to make any copy of any Business Technology if the making of such copy would violate any license agreement applicable to such Business Technology. The Seller or IOS Capital shall promptly deliver such electronic storage media to the Purchaser upon completion of all archival back-up activities.

Section 5.06. Insurance; Risk of Loss. (a) Except in the ordinary course of business, consistent with past practices, the Seller shall neither terminate nor cause to terminate or allow to be terminated (subject to applicable Law) any occurrence liability policies with respect to the Purchased Assets and ABS Assets so as to prevent the Purchaser from recovering under such policies for losses from events occurring prior to the Closing, to the extent that coverage for such losses was otherwise provided by any such policy.

(b) Notwithstanding Section 5.06(a), to the extent that (i) any insurance policies owned or controlled by the Seller (collectively, the “Seller’s Insurance Policies”) cover any loss, liability, claim, damage or expense resulting from, arising out of, based on or relating to, any Purchased Asset or ABS Asset (the “Seller Liabilities”) and resulting from, arising out of, based on or relating to occurrences prior to the Closing and (ii) the Seller’s Insurance Policies permit claims to be made thereunder with respect to Seller Liabilities resulting from, arising out of, based on or relating to occurrences prior to the Closing (the “Seller Claims”), the Seller shall cooperate and shall cause its Affiliates to cooperate with the Purchaser, in submitting Seller Claims (or pursuing Seller Claims previously made) on behalf of the Purchaser under any Seller’s Insurance Policies.

Section 5.07. Pre-Closing Actions. Effective as of the time immediately prior to the Closing, the Seller shall cause IOS Capital to merge with and into the Seller (the “Pre-Closing Merger”) pursuant to a Merger Agreement in the form attached hereto as Exhibit E. Immediately following the Pre-Closing Merger, the Seller shall have acquired all of IOS Capital’s right, title and interest in and to all of the Properties held by IOS Capital immediately prior to the Pre-Closing Merger, free and clear of all Encumbrances other than those Encumbrances that existed immediately prior to the Pre-Closing Merger.

Section 5.08. Ancillary Agreements.

(a) Program Documentation and Transition Services. The Seller and the Purchaser shall negotiate in good faith the execution and delivery on or prior to the Closing Date of (i) the Program Documentation and (ii) a definitive agreement for the provision of certain transition services described in Exhibit F in respect of the Acquired Business (the “Transition Services Agreement”).

(b) Macon Sublease. At the Closing, the Seller and the Purchaser shall execute and deliver a sublease substantially similar to the form of sublease attached

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hereto as Exhibit G (the “Sublease Agreement”) and with respect to the premises described therein.

Section 5.09. Amendments to Securitization Documents and Non-Purchased Securitization Documents. Effective as of any time prior to the Closing, the Seller shall (a) (i) execute the amendments set forth on Schedule 5.09(a) and (ii) obtain or cause to be obtained, all consents, approvals and rating agency confirmations required pursuant to the Securitization Documents and the Non-Purchased Securitization Documents in respect of such amendments and (b) (i) execute the amendments set forth on Schedule 5.09(b) as shall be acceptable to the other parties necessary for the adoption of such amendments set forth in Schedule 5.09(b) and (ii) obtain or cause to be obtained, all consents, approvals and rating agency confirmations required pursuant to the Securitization Documents and the Non-Purchased Securitization Documents in respect of such amendments. The Purchaser shall reasonably cooperate with the Seller in respect thereof. The Seller shall use its commercially reasonable efforts to cause the adoption of the amendments set forth in Schedule 5.09(b).

Section 5.10. Wind-Down of Conduit Facilities. At or prior to the Closing, the Seller shall (a) repay, redeem and discharge the obligations of the Seller Entities (including the Conduit Entities) under the Conduit Facilities, (b) terminate the Conduit Facilities Documents and (c) cause the leases, equipment and other property that are subject thereto to be (i) released free and clear of all Encumbrances other than Permitted Encumbrances and (ii) repurchased by or otherwise transferred to the Seller or IOS Capital.

Section 5.11. Further Assurances.

(a) Each Seller Entity shall, whenever and as often as reasonably requested to do so by the Purchaser, execute, acknowledge and deliver any and all such other and further acts, assignments, endorsements, transfers and any instruments of further assurance, approvals and consents as are necessary or proper in order to complete, ensure and perfect (i) the sale, transfer and conveyance of the Purchased Assets to the Purchaser or the applicable Acquiring Entity as contemplated hereby, and (ii) the consummation of the other transactions contemplated hereby.

(b) The Purchaser shall, whenever and as often as reasonably requested to do so by a Seller Entity, do, execute, acknowledge and deliver any and all such other and further acts, assignments, endorsements, transfers and any instruments of further assurance, approvals and consents as are necessary or proper in order to complete, ensure and perfect (i) assumption of the Assumed Liabilities by the Purchaser or the applicable Acquiring Entity, and (ii) the consummation of the transactions contemplated hereby.

(c) The Purchaser shall make available to the Obligor under any Old Facilities Management Contract the equipment subject thereto in connection with the Seller’s performance or discharge any Equipment Service Obligations in respect thereof.

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Section 5.12. Payment of Brokers’ or Finders’ Fees. The Seller shall pay any and all brokers’ or finders’ fees, and any other commissions or similar fees, payable to any Person acting on behalf of the Seller, IOS Capital or any of their Affiliates or under the authority of any of them, in connection with any of the transactions contemplated herein, and the Purchaser shall pay any and all brokers’ or finders’ fees, and any other commissions or similar fees, payable to any Person acting on behalf of the Purchaser or any of its Affiliates or under the authority of any of them, in connection with any of the transactions contemplated hereby, in each case, regardless of whether any claim for payment is asserted before or after the Closing, or before or after any termination of this Agreement.

Section 5.13. Supplements to Schedules. Not earlier than ten nor later than five Business Days prior to the Closing, the Seller Entities and the Purchaser will supplement or amend Schedule 1.01(j) and the other Schedules relating to their respective representations and warranties in this Agreement with respect to any matter, condition or occurrence hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedules or would otherwise have been inconsistent with their representations herein. No supplement or amendment by any party hereto shall be deemed to cure (or affect the rights of any party with respect to) any breach of any representation or warranty made in this Agreement or have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 6.01 and 6.02.

Section 5.14. Employee Matters. With respect to employee matters, the parties have made the agreements and covenants as set forth in Section 5.04(d) and Exhibit H to this Agreement.

Section 5.15. Transfer Taxes. The Seller, on the one hand, and the Purchaser, on the other hand, each shall be liable for and shall pay (and shall indemnify and hold the other party harmless against any Damages in respect of) 50% of any and all sales, use, value added, stamp, documentary, filing, recording, transfer or similar fees or Taxes, UCC-3 filing fees, UCC, DOT, real estate and motor vehicle registration, title recording or filing fees and other amounts payable in respect of transfer filings) as levied by any Governmental Entity in connection with the transactions contemplated by this Agreement (collectively, the “Transfer Taxes”); provided, however, that, if the amount of Transfer Taxes for which the Purchaser otherwise would be responsible under this Section 5.15 shall exceed $435,000, such excess Transfer Taxes shall be the sole responsibility of the Seller, and the Seller shall pay, and shall indemnify and hold the Purchaser harmless against any and all Damages in respect of, any and all such excess Transfer Taxes. The Purchaser agrees to provide the Seller with any Exemption Certificate reasonably requested by the Seller. The Seller shall provide the Purchaser with New Jersey Form ST40. The Seller hereby agrees to file all necessary documents (including all Tax Returns) with respect to all such amounts in a timely manner. The Seller agrees to utilize its sales or use Tax credits relating to the Purchased Assets to minimize the Transfer Taxes.

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Section 5.16. Records.

(a) The Purchaser recognizes that certain records may contain incidental information relating to Subsidiaries or divisions of the Seller other than the Business and that the Seller may retain copies of the relevant portions thereof. All information relating to the Purchased Assets retained by the Seller pursuant to the foregoing sentence shall be subject to, and the Seller shall hold all such information in confidence in accordance with, the provisions of the Confidentiality Agreement.

(b) Until the termination of the Program (as defined in the Program Agreement Term Sheet) in accordance with the Program Documentation, each Seller Entity agrees to keep confidential all nonpublic information in its possession regarding the Business and the Purchased Assets (including any information made available to such Seller Entity pursuant to Section 5.16(a)); provided, however, that each such Seller Entity shall not be required to maintain as confidential any information that (i) is or becomes generally available to the public other than as a result of a disclosure by any Seller Entity, (ii) is or becomes available to a Seller Entity or any of its Affiliates on a non-confidential basis from a source other than the Purchaser or its Affiliates, provided, however, that the source of such information is not known by such Seller Entity or any of its Affiliates to be bound by a confidentiality agreement with the Purchaser or any of its Affiliates or other contractual, legal or fiduciary obligation of confidentiality to the Purchaser or any of its Affiliates with respect to such material, (iii) has been independently acquired or developed by a Seller Entity or any of its representatives without violating any of the provisions of this Agreement, (iv) was available to such Seller Entity or any of its Affiliates on a non-confidential basis prior to its disclosure by the Purchaser or any of its Affiliates or (v) is required to be disclosed pursuant to the terms of an Order by a Governmental Entity or any other legal requirement.

(c) Notwithstanding anything to the contrary set forth herein or in any other agreement to which the parties hereto are parties or by which they are bound, the obligations of confidentiality contained herein and therein, as they relate to the transactions contemplated by this Agreement (the “Transaction”), shall not apply to the tax structure or tax treatment of the Transaction, and each party hereto (and any employee, representative, or agent of any party hereto) may disclose to any and all persons, without limitation of any kind, the tax structure and tax treatment of the Transaction and all materials of any kind (including opinions or other tax analysis) that are provided to such party relating to such tax treatment and tax structure; provided, however, that such disclosure shall not include the name (or other identifying information not relevant to the tax structure or tax treatment) of any person and shall not include information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

Section 5.17. Bulk Transfer Laws. The Purchaser acknowledges that the Seller has not complied with the provisions of any “bulk transfer law” of any jurisdiction in connection with the sale of the Purchased Assets to the Purchaser.

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Section 5.18. Access to Facilities. From and after the Closing, the Purchaser will be given access to the facilities of the Seller and IOS Capital such that the Purchaser will have access to (a) the original Purchased Financing Contract and (b) all books, records and documents in respect of the Purchased Assets, the Non-Purchased Securitization Documents and the Securitization Transactions.

Section 5.19. Delivery of Chargeback and Delinquency Reports. No later than three Business Days following the end of each month to occur following the date hereof through the Closing Date, the Seller shall provide the Purchaser with (i) a monthly chargeback report and a monthly delinquency report, in each case, reflecting the Financing Contracts and substantially in the form of Schedule 5.19(a) and Schedule 5.19(b), respectively, (ii) a certificate signed by a duly authorized officer of the Seller setting forth the related Chargeback Ratio and the 30+ days and 120+ days Delinquency Rates and (iii) a certificate signed by a duly authorized officer of the Seller certifying the truth, completeness and accuracy of the information set forth in each chargeback report and each delinquency report, in each case, as of the date indicated or the period covered by each such report.

Section 5.20. Delivery of Closing Portfolio Tape. No later than three days following the Closing Date, the Purchaser shall prepare and deliver to the Seller the Closing Date Portfolio Tape setting forth the Portfolio Information as of the Closing Date. The parties shall re-execute and deliver, no later than seven days following the Closing Date, the Bills of Sale (originally executed and delivered pursuant to Sections 6.01(e)(i)(A) and 6.02(f)(i)) with such Closing Portfolio Tape attached thereto.

Section 5.21. Enforcement of Liens. Neither the Seller Entities nor any of their Affiliates shall enforce against the Purchaser (or any of its Affiliates) any workers’, mechanics’, suppliers’, carriers’, warehousemen’s or other similar liens held by or for the benefit of any IKON Party or its Affiliates existing as of the date hereof or the Closing Date on any Portfolio Property.

Section 5.22. [Intentionally Omitted].

Section 5.23. Non-Purchased Securitization Documents. The Seller shall cause the Non-Purchased Securitization Parties to not take any action that would result in a Non-Purchased Securitization Party breaching a representation or warranty or failing to comply with a covenant contained in the Non-Purchased Securitization Documents.

Section 5.24. Insurance Matters. With respect to certain insurance matters, the parties have made the additional agreements and covenants set forth in Exhibit Q to this Agreement.

Section 5.25. Allocations. (a) With respect to the periodic minimum lease payment due to a Seller Entity from an Obligor pursuant to any Purchased Financing Contract, the allocation as between the amount allocable to the use of the Portfolio Property related thereto, on the one hand, and the amount allocable to the

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service and maintenance of such Portfolio Property (including the related Equipment Service Obligations), on the other, that is reflected in the Final Adjusted Closing Schedule shall be final and binding on the Purchaser and the Seller for the calculation of the Purchase Price.

(b) With respect to certain other allocation matters, the parties have made the additional agreements and covenants set forth in Exhibit P to this Agreement.

Section 5.26. [Intentionally Omitted].

Section 5.27. Recourse Obligations. Upon the failure of the Purchaser to receive any amounts due from an Obligor pursuant to a Purchased Financing Contract set forth on Schedule 3.18(b) (each, a “Historic Exception Contract”), the Purchaser shall have recourse to the Seller for such amount and the Seller shall indemnify and hold harmless the Purchaser for such amount, consistent with the past practices of the Seller and IOS Capital with respect to such recourse, in each case, for the term of such Historic Exception Contract.

Section 5.28. [Intentionally Omitted].

Section 5.29. Securitization Matters. With respect to securitization matters, the parties have made the additional agreements and covenants set forth in Exhibit N to this Agreement.

Section 5.30. Shared Collections. The Purchaser shall reimburse the Seller for amounts that the Seller did not receive pursuant to the Non-Purchased Securitization Documents because they were applied to obligations under the Securitization Documents, and the Seller shall reimburse the Purchaser for amounts that the Purchaser or an ABS Entity did not receive pursuant to the Securitization Documents because they were applied to obligations under the Non-Purchased Securitization Documents, in each case as the result of the shared collections provisions of the related documents.

Section 5.31. Qualifications. The Seller shall use its best efforts prior to the Closing to qualify IOS Capital to conduct business and bring it in good standing as a foreign Person in each of the following States: Arizona, Louisiana, Massachusetts, Michigan, New Mexico, Rhode Island, South Carolina and Vermont.

ARTICLE VI

CONDITIONS TO CLOSING;

ABANDONMENT OF THE TRANSACTION

Section 6.01. Conditions to the Obligations of the Purchaser. The obligations of the Purchaser to purchase the Purchased Assets and to otherwise consummate the transactions contemplated hereby shall be subject to the following conditions:

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(a) Representations, Warranties and Covenants of Seller Entities. Except to the extent waived in writing by the Purchaser hereunder, (i) the representations and warranties of each applicable Seller Entity contained in this Agreement shall be true and correct in all material respects (other than such representations and warranties which are qualified by materiality, Material Adverse Effect or material adverse effect, which shall be true and correct in all respects) as of the Closing with the same force and effect as if made as of the Closing (other than such representations and warranties as are expressly made as of another date, which shall be true and correct as of such other date), (ii) the applicable Seller Entity shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it at or prior to the Closing, and (iii) the Seller shall have delivered to the Purchaser, in form and substance reasonably satisfactory to the Purchaser and dated the Closing Date, (A) a duly executed certificate of the Seller certifying the compliance with (i) and (ii) above and (B) a duly executed certificate certifying the compliance to all effects and the satisfaction of the other conditions set forth in this Section 6.01.

(b) No Litigation.

(i) On the Closing Date, there shall be no Order in effect of any nature issued by a Governmental Entity of competent jurisdiction directing that the transactions provided for herein not be consummated as provided herein.

(ii) No Action shall have been threatened or instituted (x) to restrain, prohibit or otherwise challenge the sale of the Purchased Assets or the performance of any of the material obligations of the parties hereto or (y) that seeks any material change to the terms, conditions or results of the transactions contemplated hereby or substantial damages or other remedies from the Purchaser or any of its Affiliates.

(c) Required Consents. The Required Consents set forth on Part One of Exhibit M shall have been obtained. The Required Consents set forth on Part Two of Exhibit M shall have been obtained, other than those Required Consents the absence of which in the aggregate would not reasonably be expected to have a material adverse effect on the ability of the Purchaser (i) to carry on the Business from and after the Closing Date as presently carried on by IOS Capital (and after giving effect to the Pre-Closing Merger, the Seller (as successor by merger to IOS Capital)), consistent with its past practices, or (ii) to perform (x) the services required to be performed by the Purchaser in respect of the Acquired Business and the Retained Portfolio (as such term is defined in the Program Agreement Term Sheet) consistent with the standards for performance set forth in the Program Documentation and consistent with the past practice of IOS Capital (immediately prior to the Pre-Closing Merger) and (y) the other activities relating to the Program (as such term is defined in the Program Agreement Term Sheet) contemplated by the Program Documentation.

(d) Legal Opinions. The Purchaser shall have received from Cravath, Swaine & Moore LLP and Vorys, Sater, Seymour and Pease LLP, legal counsel to the

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Seller Entities, opinions, dated the Closing Date, in substantially the form of Exhibit I-1 and Exhibit I-2, respectively.

(e) Document Deliveries. At the Closing, the Seller shall (i) have delivered to the Purchaser (A) each of the Ancillary Agreements, executed by the Seller and each Affiliate party thereto, (B) any and all escrows, deposits, security, impounds, accounts or other Credit Enhancements or additional collateral relating to any Purchased Asset, (C) each of the certificates set forth on Schedule 6.01(e) and (D) resolutions of the manager of IKON Receivables-1, LLC and of IKON Receivables-2, LLC adopted by unanimous vote of the board of directors of such manager ratifying the transfer of the equipment by such entities to IKON Receivables, LLC and IKON Receivables Funding, LLC, respectively; and (ii) have executed, acknowledged and delivered such other transfer instruments or documents as may be necessary or desirable to transfer, or evidence the transfer, of each Purchased Financing Contract and each other Purchased Asset to the Purchaser or the applicable Acquiring Entity, as may be reasonably requested by the Purchaser in a form mutually agreeable to the Seller and the Purchaser.

(f) Effectiveness of Pre-Closing Merger. The Pre-Closing Merger shall have become effective and the Purchaser shall have received from the Seller a certificate from each of the Secretary of State of the State of Ohio and the Secretary of State of the State of Delaware certifying the same.

(g) Absence of Program Termination Event. No GE Termination Event, as defined in the Program Agreement Term Sheet, shall have occurred and be continuing.

(h) Portfolio Status. (i) The Chargeback Ratio for the calendar month immediately prior to the month in which the Closing would be required to occur shall not exceed the Reference Chargeback Ratio by 10% and (ii) the average of each of the 30+ days and 120+ days Delinquency Rates for the three months immediately prior to the month in which the Closing would be required to occur shall not exceed 7% for 30+ days or 0.50% for 120+ days.

(ii) Since September 30, 2003, there shall not been any material adverse change in any of IOS Capital’s (and after giving effect to the Pre-Closing Merger, the Seller’s (as successor by merger to IOS Capital and in respect of the Specified IKON Assets)) or the ABS Entities’ right or ability to own, collect, enforce, administer or service the Purchased Assets and the ABS Assets (taken as a whole).

(i) Uptime Metrics. The Seller’s monthly national average service response time in respect of its Equipment Service Obligations for the preceding month shall not have exceeded the September 30, 2003 monthly national average service response time in respect of its Equipment Service Obligations of 4.2 hours by more than 15%.

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(j) Replacement Servicer. The Seller or its Affiliate shall have been terminated as “Servicer” under the Securitization Documents and the Purchaser or an entity designated by it shall have been duly appointed as successor servicer thereunder and all consents, approvals and rating agency confirmations required therefor pursuant to the Securitization Documents shall have been received.

(k) Audited Financials. No later than three Business Days prior to the Closing Date, the Purchaser shall have received from the Seller the final audited balance sheets of the Seller and IOS Capital as of, and the related statements of income, stockholders’ or members’ equity and cash flows of the Seller and IOS Capital (as applicable) for the fiscal year ended September 30, 2003.

(l) Securitization Amendments. The Seller shall have delivered to the Purchaser (A) (i) the amendments set forth on Schedule 5.09(a) and (ii) such amendments set forth on Schedule 5.09(b) as shall be acceptable to the other parties necessary for the adoption of such amendments, each amendment described in (i) and (ii) to be executed by the parties thereto (including Ambac) and each Seller Entity party thereto, (B) any ratings confirmations from any rating agencies required under the Securitization Documents and (C) the agreement of Ambac that the Purchaser shall not be liable, or subject to termination, for any breach of the Securitization Documents by the Seller, and the Purchaser shall not be considered in breach of the Securitization Documents if the Purchaser delivers servicer reports by the same date each month that the Seller delivered such reports and/or does not report any required servicer information that the Seller has not reported.

(m) Suspension of Reporting Obligations. The duty of any ABS Entity and IKON Receivables Funding, LLC to file reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall have been suspended and each such issuer shall have filed a Form 15 with the Commission.

(n) Appointment as Subservicer/Sub-Collector. The Purchaser or an entity designated by it shall have been duly appointed as the agent of the servicer or collector under the Non-Purchased Securitization Documents, to perform the duties of the servicer or collector thereunder, pursuant to a subservicing agreement in a form reasonably satisfactory to the Purchaser to be executed on or prior to the Closing, for a fee, in each case, equal to the servicing fee specified in the Program Documentation, and all consents, approvals and rating agency confirmations required therefor pursuant to the Non-Purchased Securitization Documents shall have been received.

(o) Non-Purchased Securitization Document Amendments. The Seller shall have delivered to the Purchaser (A) (i) amendments to the Non-Purchased Securitization Documents set forth on Schedule 5.09(a) and (ii) such amendments set forth on Schedule 5.09(b) as shall be acceptable to the other parties necessary for the adoption of such amendments, each amendment described in (i) and (ii) to be executed by the parties thereto and (B) any ratings confirmations from any rating agencies required therefor under the Non-Purchased Securitization Documents.

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Section 6.02. Conditions to the Obligations of the Seller. The obligations of the Seller to sell the Purchased Assets and to otherwise consummate the transactions contemplated hereby shall be subject to the following conditions:

(a) Representations, Warranties and Covenants of the Purchaser. Except to the extent waived in writing by the Seller Entities hereunder, (i) the representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects (other than such representations and warranties which are qualified by materiality or material adverse effect, which shall be true and correct in all respects) as of the Closing with the same force and effect as if made as of the Closing (other than such representations and warranties as are expressly made as of another date, which shall be true and correct as of such other date), (ii) the Purchaser shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it at or prior to the Closing, and (iii) the Purchaser shall have delivered to the Seller, in form and substance reasonably satisfactory to the Seller and dated the Closing Date, (A) a duly executed certificate of the Purchaser certifying the compliance with (i) above and (B) a duly executed certificate certifying the compliance to all effects, and the satisfaction of the other conditions set forth in this Section 6.02.

(b) No Litigation.

(i) On the Closing Date, there shall be no Order in effect of any nature issued by a Governmental Entity of competent jurisdiction directing that the transactions provided for herein not be consummated as provided herein.

(ii) No Action shall have been threatened or instituted (x) to restrain, prohibit or otherwise challenge the sale of the Purchased Assets or the performance of any of the material obligations of the parties hereto or (y) that seeks any material change to the terms, conditions or results of the transactions contemplated hereby or substantial damages or other remedies from the Seller or any of its Affiliates.

(c) [Intentionally Omitted.]

(d) Initial Payments. The Purchaser shall have made the payments required pursuant to the provisions of Section 2.04(b).

(e) Legal Opinions. The Seller shall have received from in-house counsel to Purchaser and Weil, Gotshal & Manges LLP, opinions dated the Closing Date, in substantially the form of Exhibit J-1 and Exhibit J-2, respectively.

(f) Document Deliveries. At the Closing, the Purchaser shall (i) have delivered to the Seller each of the Ancillary Agreements, executed by the Purchaser and each Acquiring Entity party thereto and (ii) have executed, acknowledged and delivered such other transfer instruments or documents as may be necessary or desirable to transfer, or evidence the transfer, of the Assumed Liabilities to the Purchaser or the applicable

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Acquiring Entity, as may be reasonably requested by the Seller in a form mutually agreeable to the Seller and the Purchaser.

(g) Absence of Program Termination Event. No IKON Termination Event, as defined in the Program Agreement Term Sheet, shall have occurred and be continuing.

(h) Replacement Servicer. The Seller or its Affiliate shall have been terminated as “Servicer” under the Securitization Documents and the Purchaser or an entity designated by it shall have been duly appointed as successor servicer thereunder and all consents, approvals and rating agency confirmations required therefor pursuant to the Securitization Documents shall have been received.

(i) Appointment as Subservicer/Sub-Collector. The Purchaser or an entity designated by it shall have been duly appointed as the agent of the servicer or collector under the Non-Purchased Securitization Documents, to perform the duties of the servicer or collector thereunder, and all consents, approvals and rating agency confirmations required therefor pursuant to the Non-Purchased Securitization Documents shall have been received.

Section 6.03. Termination of Agreement and Abandonment of Transactions. Anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated hereby may be terminated in any of the following ways at any time before the Closing and in no other manner:

(a) By mutual written consent of the Seller and the Purchaser, executed on behalf of each by its respective duly authorized representatives; or

(b) By either the Seller or the Purchaser, upon written notice given to the other in the event of a breach of or default under any representation, warranty, covenant or agreement contained in this Agreement which breach or default (i) would result in a failure of a condition set forth in Section 6.01 (in the case of a breach by the Seller) or Section 6.02 (in the case of a breach by the Purchaser) to be satisfied and (ii) has not been, or cannot be, cured within 60 days after written notice of such breach or default given by the terminating party to the breaching or defaulting party; or

(c) By either the Purchaser or the Seller, if the Closing has not occurred on or before March 31, 2004.

ARTICLE VII

TERMINATION OF OBLIGATIONS AND WAIVER OF CONDITIONS

In the event that this Agreement shall be terminated pursuant to Section 6.03(a) or 6.03(c), all further obligations of the parties hereto under this Agreement shall terminate without further liability of any party to another and each party hereto will pay all its own costs and expenses incident to its negotiation and preparation of this Agreement and to its performance of, and compliance with, all agreements and

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conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of counsel; provided, however, that obligations pursuant to the Confidentiality Agreement, the representations and warranties of the parties in Sections 3.22 and 4.06, respectively, and the covenants set forth in this Article VII and in Sections 8.05 and 8.14 shall survive any such termination. Termination of this Agreement pursuant to Section 6.03(b) shall be without prejudice to the rights and remedies available to the respective parties under applicable Law, including the right to recover expenses, costs and other damages, as a result of any material breach by either party hereto of its representations, warranties or obligations under this Agreement. If any of the conditions specified in Section 6.01 have not been satisfied, the Purchaser may (subject to applicable Law) nevertheless, at its election, waive any such conditions and proceed with the transactions contemplated hereby, and, if any of the conditions specified in Section 6.02 have not been satisfied, the Seller may (subject to applicable Law) nevertheless, at its election, waive any such conditions and proceed with the transactions contemplated hereby. In the event that any party waives a condition as contemplated by the foregoing sentence, such waiver shall be evidenced by a certificate, which shall set forth the terms and conditions pursuant to which such condition has been waived, executed on behalf of the electing party by its duly authorized representative.

ARTICLE VIII

GENERAL

Section 8.01. Amendments. This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by an instrument in writing signed by each of the parties hereto or, in the case of a waiver, by or on behalf of the party waiving compliance.

Section 8.02. Integrated Contract. Except for the Confidentiality Agreement, this Agreement, and any written amendments to this Agreement satisfying the requirements of Section 8.01, together with the Ancillary Agreements: (i) constitute the entire agreement between the Seller Entities and the Purchaser with respect to the subject matter hereof or thereof, and (ii) supersede and replace all correspondence, understandings and communications between the parties hereto with respect to the transactions contemplated by this Agreement. In the event of any conflict between this Agreement and any conveyancing or assumption document delivered pursuant to this Agreement, the terms of this Agreement shall govern and control.

Section 8.03. Governing Law. This Agreement and the legal relations between the parties hereto arising thereunder shall be governed by and construed in accordance with the Laws of the State of New York, without regard to the principles regarding the choice of Law.

Section 8.04. Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if sent by registered mail or certified mail,

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postage prepaid, by overnight courier service, or by telecopy or other written form of electronic communication:

If to the Seller or IOS Capital, to the Seller, at:

IKON OFFICE SOLUTIONS, INC.

70 Valley Stream Parkway

Valley Forge, PA 19355

Facsimile: (610) 408-7264

Attention: General Counsel

with a copy to:

CRAVATH, SWAINE & MOORE LLP

825 Eighth Avenue

New York, NY 10019

Facsimile: (212) 474-3700

Attention: Richard Hall, Esq.

and if to the Purchaser, at:

GENERAL ELECTRIC CAPITAL CORPORATION

10 Riverview Drive

Danbury, Connecticut 06810

Facsimile: (203) 749-4534

Attention: General Counsel

and

GENERAL ELECTRIC CAPITAL CORPORATION

260 Long Ridge Road

Stamford, Connecticut 06927

Facsimile: (203) 602-9305

Attention: General Counsel, GE Commercial Finance

with a copy to:

WEIL, GOTSHAL & MANGES LLP

767 Fifth Avenue

New York, New York 10153

Facsimile: (212) 310-8007

Attention: William M. Gutowitz, Esq.

or to such other address as shall be furnished in writing by the Purchaser (on the one hand) or the Seller Entities (on the other hand), to the others, and any such notice or communication shall be deemed to have been given as of the date so mailed, dispatched or transmitted (except that a notice of change of address shall not be deemed to have been

35

given until received by the addressees). Failure or delay in delivering any notice, demand, request, consent, approval, declaration or other communication to any Person designated to receive a copy thereof shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

Section 8.05. No Assignment. This Agreement may not be assigned, except by operation of law; provided, however, that (i) the Purchaser may assign its rights hereunder to one or more of its Affiliates and (ii) the Purchaser may assign its rights, but not its obligations, hereunder to any Person in connection with (A) any securitization or assignment of the Purchased Financing Contracts or (B) any other transfer or sale of any of the Purchased Assets; provided, further, that under no circumstances shall the Purchaser assign or otherwise transfer any of its rights or obligations hereunder to any Person listed on Schedule 1.01(k) without the prior written consent of the Seller, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, however, no assignment otherwise permitted hereunder shall, without the written consent of the Seller, relieve the Purchaser from any of its liabilities hereunder.

Section 8.06. Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

Section 8.07. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties hereto.

Section 8.08. Announcements. The Purchaser and the Seller agree to consult with each other prior to issuing any press release or otherwise making any public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation and without the prior consent of the other parties (which consent shall not be unreasonably withheld or delayed), except as may be required by any Law or pursuant to any listing agreement with any securities exchange or any stock exchange regulations.

Section 8.09. Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement.

Section 8.10. Binding Effect. This Agreement and the covenants, terms and conditions set forth herein shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 8.11. Waiver of Jury Trial. EACH OF THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY

36

LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY EXHIBIT HERETO, OR ANY COURSE OF CONDUCT, COURSE OF DEALING OR STATEMENTS (WHETHER VERBAL OR WRITTEN) RELATING TO THE FOREGOING. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT.

Section 8.12. Exclusive Jurisdiction. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any other New York State court sitting in New York City, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action which is brought in any such court has been brought in an inconvenient forum. Each party agrees that service of process on such party as provided in Section 8.04 shall be deemed effective service of process on such party. Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, each party shall submit at all times to personal jurisdiction in the State of New York.

Section 8.13. No Third Party Beneficiary. This Agreement is not intended and shall not be construed to confer upon any Person other than the parties hereto any rights or remedies hereunder except that the parties hereto agree and acknowledge that the agreements and covenants contained in Section 5.04 are, subject to Articles VII and VIII, intended for the benefit of the Indemnitees referred to therein (each such Person, a “Third Party Beneficiary”), and that, subject to Articles VII and VIII, each such Indemnitee, although not a party to this Agreement, shall be and is hereby constituted a direct and irrevocable third party beneficiary of the agreements and covenants contained in Section 5.04 and shall have the right to enforce such agreements and covenants against the applicable party thereto in all respects fully and to the same extent as if such Third Party Beneficiary were a party hereto. Notwithstanding the foregoing, this Agreement (including Section 5.04) may be amended or waived by the Purchaser and the Seller at any time and from time to time in accordance with Section 8.01 and any such amendment or waiver shall be fully effective with respect to the rights of the Third Party Beneficiaries under Section 5.04.

Section 8.14. Expenses. Whether or not the Closing takes place, except as otherwise specifically set forth in this Agreement, the Seller Entities and the Purchaser will each be responsible for the payment of their own respective costs and expenses incurred in connection with the negotiations leading up to, and the performance of, their respective obligations pursuant to this Agreement.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by its officers or representatives thereunto duly authorized, as of the date first above written.

GENERAL ELECTRIC CAPITAL CORPORATION

By:

Name: Title:

IKON OFFICE SOLUTIONS, INC.

By:

Name: Title:

IOS CAPITAL, LLC

By:

Name: Title:

38

EXHIBIT A

DEFINITIONS

“ABS Assets” shall mean all right, title and interest to and under the leases, and the equipment subject to the leases, owned by any ABS Entity.

“ABS Entities” shall mean IKON Receivables, LLC and IKON Receivables-1, LLC.

“Accounting Principles” shall mean the accounting principles (including accounting methods, practices and procedures) set forth on Exhibit K.

“Acquired Business” shall mean (i) ownership and administration of the Purchased Financing Contracts and (ii) the servicing of the Financing Contracts that constitute Excluded Assets, on the terms and conditions set forth in the Program Documentation.

“Acquiring Entity” shall mean any Affiliate of the Purchaser designated by the Purchaser to acquire all or any portion of the Purchased Assets and/or assume all or any portion of the Assumed Liabilities.

“Action” shall mean any action, complaint, investigation, petition, suit or other proceeding, whether civil, criminal or administrative or in law or in equity, before any arbitrator or Governmental Entity.

“Additional Amount” shall mean $5,000,000.

“Adverse Environmental Condition” shall mean any of the following: (i) the existence, or the continuation of the existence, of a Release or threatened Release (including sudden or non-sudden, accidental or non-accidental Releases) into or onto the environment (including the air, ground, subsurface water or any surface) at, in, by, from or related to any of the Purchased Assets or ABS Assets; (ii) damage or injury to any person, Property or the environment in connection with the generation, handling, transportation, storage, treatment or disposal of Hazardous Materials by or on behalf of the Business or any IKON Party or any representative, contractor or agent of any IKON Party, related to any of the Purchased Assets or ABS Assets; or (iii) any violation, or alleged violation, by the Business or any IKON Party, or any representative, contractor or agent of any IKON Party, of any Environmental Law, or any permits or licenses of, by or from any Governmental Entity or court relating to environmental matters (including any penalties associated with any violations or any alleged violations), related to any of the Purchased Assets or ABS Assets.

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

“Agreement” shall mean this Asset Purchase Agreement, including the Schedules and Exhibits attached hereto and made a part hereof, as the same may be amended, restated or otherwise modified from time to time in accordance with the provisions hereof.

“Ambac” shall have the meaning set forth in Section 5.01(a).

“Ancillary Agreements” shall mean (i) the Program Documentation, (ii) the Bills of Sale, (iii) the Sublease Agreement and (iv) the Transition Services Agreement.

“Assumed Liabilities” shall mean (i) the liabilities and obligations of the Seller (solely in its capacity as successor by merger to IOS Capital following the Pre-Closing Merger) required to be paid or performed by the Seller pursuant to (w) the Purchased Financing Contracts, (x) the contracts and agreements set forth on Part 2 of Schedule 3.12(b), (y) the Ordinary Course Contracts and (z) the Backlog, (ii) the liabilities and obligations of the Seller required to be paid or performed by the Seller pursuant to the Purchased Financing Contracts constituting Specified IKON Assets, (iii) the liabilities and obligations of the Seller (solely in its capacity as successor by merger to IOS Capital following the Pre-Closing Merger) in respect of the accounts payable of the Seller that were, immediately prior to the Pre-Closing Merger, accounts payable of IOS Capital to the extent such payables are reflected on the Final Adjusted Closing Date Schedule, (iv) the liabilities and obligations of the applicable IKON Party for the payment of the Taxes specifically allocated to the Purchaser pursuant to Section 5.15 and (v) the liabilities and obligations of the Seller for the indebtedness in respect of the GE Facility; provided, however, that the liabilities and obligations described in the foregoing clauses (i) and (ii) shall be Assumed Liabilities only if they arise out of, result from, are based on or relate to the period from and after the Closing and do not arise out of, result from, are based on or relate to any breach or non-compliance by the applicable Seller Entity or any of their predecessors under any contract or agreement described therein.

“Authorization” shall mean any domestic or foreign, federal, state, provincial, local or other governmental or other quasi-governmental consent, license, permit, grant, authorization or approval, including any consent, license, permit, grant, authorization or approval of any agency, instrumentality or subdivision of the foregoing.

“Backlog” shall mean any commitment by IOS Capital (and, after giving effect to the Pre-Closing Merger, the Seller (as successor by merger to IOS Capital or in respect of the Specified IKON Assets)) to enter into a financing, leasing or other transaction, which transaction (i) has not been entered into on or prior to the Closing Date and (ii) would, had it been entered into prior to the Closing Date, have constituted a Purchased Financing Contract.

“Bankruptcy Exception” shall mean, in respect of any agreement, contract or commitment, any limitation thereon imposed by any bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Law affecting creditors’ rights and remedies generally and, with respect to the enforceability of any agreement, contract or commitment, by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in an Action at law or in equity).

“Benefits Transition Date” shall have the meaning set forth in Exhibit H.

“Bills of Sale” shall have the meaning set forth in Section 2.04(a)(i).

“Bond Lease” shall mean that certain Lease Agreement dated December 1, 1996, between IKON Capital, Inc., and the Macon-Bibb County Industrial Authority, as amended by that certain Amendment to Lease Agreement dated December 30, 1997, as amended and assigned to UTF Macon, L.L.C., a Delaware limited liability company (“UTF”), pursuant to that certain Amendment, Assignment and Assumption of Lease Agreement dated March 22, 2002 among UTF, IOS Capital and the Macon-Bibb County Industrial Authority, and as further assigned to Patricia Delrosso, as Individual Trustee of Macon Office DST, a Delaware statutory trust (“Macon DST”).

“Business” shall mean the business, assets and operations of IOS Capital immediately prior to the Pre-Closing Merger that consist of providing (i) servicing and administration of Financing Contracts owned by any IKON Party, the ABS Entities, IKON Office Solutions, Inc., a corporation governed under the laws of Ontario, IKON Capital, Inc., a corporation organized under the laws of Canada, and any transferees of Financing Contracts from any of the foregoing and (ii) lease and loan financing to commercial customers of the Seller and IOS Capital.

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.

“Business Intellectual Property” shall have the meaning set forth in Section 3.14.

“Business Technology” shall have the meaning set forth in Section 3.14(b).

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) or capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), and any and all warrants or options to purchase any of the foregoing.

“Chargeback Ratio” shall mean, as of a determination date, the quotient (expressed as a percentage) of (i) the amount of the gross chargeback calculated as the aggregate chargeback for all regions reflected on the chargeback report for the preceding 30 days incurred by the IKON Parties in respect of the Financing Contracts minus the credit recoveries realized by such IKON Parties in respect of such Financing Contracts divided by (ii) the amount of the average marketplace portfolio balances for all regions reflected on the chargeback report in respect of the Financing Contracts for such 30-day period, each component of the foregoing definition calculated in a manner consistent with past practices.

“Closing” shall mean the effective time of the sale of the Purchased Assets, which for all purposes shall be 5:00 p.m. local time in New York, New York on the day on which the Seller transfers the Purchased Assets to the Purchaser (and/or one or more Acquiring Entities) pursuant to the terms of this Agreement, and “day of the Closing” and “Closing Date” shall be deemed to mean such day.

“Closing Date Schedule” shall mean the schedule of assets acquired and liabilities assumed reflecting the Purchased Assets and the Assumed Liabilities and the respective amounts thereof, in each case determined as of the Closing, and the notes and schedules, if any, thereto, prepared in accordance with the provisions of Section 5.05, including those pertaining to the resolution of the disputes with respect thereto.

“Closing Portfolio Tape” shall mean the computer disk, computer tape or other computer format delivered pursuant to Section 5.20 setting forth, as of the Closing Date, the Portfolio Information for each Purchased Financing Contract.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Conduit Entities” shall mean IKON Funding-1, LLC; IKON Funding-2, LLC; IKON Funding-3, LLC; and each other transferor under the Conduit Facilities.

“Conduit Facilities” shall mean those certain warehouse facilities established pursuant to the Conduit Facility Documents.

“Conduit Facility Documents” shall mean (i) the Receivables Transfer Agreement, dated as of December 1, 1998, by and among IKON Funding-1, LLC; IOS Capital, Inc.; Market Street Funding Corporation and PNC Bank, National Association; (ii) the Receivables Transfer Agreement, dated as of September 19, 2000, by and among IKON Funding-2, LLC; IOS Capital, Inc.; Park Avenue Receivables Corporation and The Chase Manhattan Bank; and (iii) the Second Amended and Restated Receivables Transfer Agreement, dated as of September 16, 2003, by and among IKON Funding-3, LLC; IOS Capital, Inc.; Gemini Securitization Corp.; the Alternate Transferees; Deutsche Bank AG, New York Branch; and BNY Asset Solutions LLC.

“Confidentiality Agreement” shall mean that certain confidentiality agreement, dated May 23, 2003, between the Purchaser and the Seller.

“Contractual Obligation” shall mean, with respect to any Person, any written or oral contract, agreement, deed, mortgage, lease, license, commitment, guaranty, indenture, undertaking, arrangement or understanding or other document or instrument (but excluding the certificate of incorporation, by-laws or other similar constituent documents of such Person), to which or by which such Person is a party or otherwise subject or bound, or to which or by which any property or right of such Person is subject or bound.

“Credit Enhancement” shall mean any Property pledged, assigned, mortgaged, made, delivered or transferred as security for the performance of any obligation under or with respect to any Purchased Financing Contract.

“Damages” shall mean any loss (including liquidated damages), liability, judgment, settlement, award (including back-pay awards), claim, cost, damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of third party claims (including interest, penalties, reasonable attorneys’ fees and expenses, court costs and all reasonable out-of-pocket amounts paid in investigation, defense or settlement of any of the foregoing and enforcement of any rights of indemnification against any Indemnitor or with respect to any appeal). “Damages” shall not include Special Damages (other than any Special Damages required to be paid by a Purchaser Indemnified Party or a Seller Indemnified Party to any Person (other than to a party to this Agreement or any of its Affiliates), which Special Damages shall be deemed to be direct losses of the Person required to pay such Special Damages).

“Delinquency Rate” shall mean, as of a determination date, the quotient (expressed as a percentage) of (i) the amount of the Gross Receivables attributable to the Financing Contracts and as to which the Obligor thereon is delinquent for the number of days for which the Delinquency Rate is being calculated, as a result of the failure by such Obligor to pay in full all scheduled periodic payments due thereunder (including rent, principal or interest) divided by (ii) the amount of the Gross Receivables attributable to the Financing Contracts, in each case, as reflected on the monthly delinquency report, each component of the foregoing definition calculated in a manner consistent with past practices.

“Derivatives Agreements” shall mean all (i) interest rate swaps, caps, floors, collars, option agreements, futures and forward contracts and other similar interest rate risk management arrangements and interest rate insurance, and (ii) foreign exchange contracts, currency swap or option agreements, forward contracts, commodity swaps, purchase or option contracts, “principal-only” strip swap contracts and other similar contracts or arrangements that, in each case, are designed to alter the risks of any Person arising from fluctuations in interest rates or currency values.

“Documentation” shall mean any forms of leases, conditional sales contracts, notes, security agreements, guarantees, financing statements and other documents or instruments necessary for, or used in connection with, the conduct of the Business.

“Dollars” and the sign “$” each shall mean the lawful money of the United States of America.

“Draft Closing Statements” shall have the meaning set forth in Section 5.05(a)(iii).

“Employee Benefit Plan” shall have the meaning ascribed to such term by Section 3(3) of ERISA.

“Encumbrance” shall mean any title defect, conflicting or adverse claim of ownership, mortgage, security interest, lien, pledge, claim, right of first refusal, option, charge, deed restriction, reservation, lease, order, decree, judgment, stipulation, settlement, attachment, objection or any other encumbrance of any nature whatsoever, whether or not perfected.

“Environmental Law” shall mean any domestic or foreign, federal, state or local statute, legally binding rule, regulation or ordinance pertaining to the protection of human health and safety or the environment, including the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”) (42 U.S.C. § 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. § 1801 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), (to the extent it relates to occupational exposure to Hazardous Materials) all as now or hereafter amended or supplemented, and the regulations promulgated pursuant thereto, and judicial interpretations thereof, as well as equitable or common law rights of action related thereto.

“Environmental Loss” shall mean (i) any loss, cost, damage, liability, deficiency, fine, penalty or expense (including reasonable attorneys’ fees, engineering, and other professional or expert fees), (ii) the cost of any Remedial Action (voluntarily or involuntarily incurred) and (iii) damage to or loss of the use of any Purchased Asset or ABS Asset (including, in each case, Portfolio Property), in each case, resulting from, arising out of, based on or related to any Adverse Environmental Condition which Adverse Environmental Condition existed or occurred on or prior to the Closing. “Environmental Loss” shall not include Special Damages (other than any Special Damages required to be paid by a Purchaser Indemnified Party or a Seller Indemnified Party to any Person (other than to a party to this Agreement or any of its Affiliates), which Special Damages shall be deemed to be direct losses of the Person required to pay such Special Damages).

“Equipment Service Obligations” shall mean any equipment or software service, maintenance, warranty, image management commitment or other similar obligations of any IKON Party contained in any Financing Contract or any Old Facilities Management Contract.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) which is or has ever been under common control, or which is or has ever been treated as a single employer, with the Seller, IOS Capital or any of their Affiliates under Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Act Rules” shall mean the rules and regulations promulgated under the Exchange Act.

“Excluded Assets” shall mean (i) all Capital Stock in any Person owned by any Seller Entity other than the Capital Stock of the ABS Entities, (ii) any Seller Benefit Plans or any assets related thereto, (iii) any Properties subject to a Non-Purchased Securitization Transaction, (iv) any refunds or credits relating to Taxes that are Excluded Liabilities, (v) any cash or cash equivalents of the Seller (including any cash held in escrow for the defeasement of the remaining 9 3/4% Notes Due 2004 but not including restricted cash in respect of the Securitization Transactions), (vi) except as set forth on Schedule 1.01(a), any intercompany agreements, contracts, arrangements or commitments, including agreements in respect of intercompany indebtedness, and any amounts owed to the Seller by one or more of its Affiliates (other than the ABS Entities), (vii) all Public Sector Financing Contracts in respect of which a United States federal Governmental Entity is the Obligor, (viii) all Old Facility Management Contracts, other than the right to receive the equipment lease rental payments pursuant thereto and set forth on the Final Adjusted Closing Date Schedule and the right, title and interest in and to the equipment subject thereto, (ix) all agreements, contracts, arrangements or commitments of any IKON Party with any Person for the provision, administration or service of collateral protection insurance in respect of any Portfolio Property, (x) all Non-Assumed Contracts, (xi) any Property (including all Financing Contracts, Credit Enhancements and the related Portfolio Property) or operations of any IKON Party in any jurisdiction (other than the operations of the Business in the continental United States and the right to service or administer the Financing Contracts constituting Excluded Assets), (xii) any operations of the Seller (other than with respect to Specified IKON Assets), (xiii) all real Property of the Seller Entities other than that which is the subject of the Sublease Agreement, (xiv) all of the refurbishing and remarketing assets of the Business, (xv) the payments received by the Purchaser from any Obligor related to property and ad valorem Taxes allocable to the Seller pursuant to Section 5.03(b), (xvi) any employment, compensation, severance, change-of-control, stay-pay, sale bonus, retention bonus or other special compensation or golden parachute agreements, contracts, plans or arrangements, including any employment agreement with any employee of the Business, (xvii) all Syndication Agreements of any IKON Party, (xviii) all Derivatives Agreements of any IKON Party (other than as set forth on Schedule 1.01(d)), (xix) any accounts receivable in respect of any Excluded Asset and (xx) any prepaid financing costs in respect of any agreements, contracts, commitments or guaranties in respect of any indebtedness for borrowed monies of any IKON Party.

“Excluded Liabilities” shall mean any and all liabilities and obligations of any nature whatsoever (accrued, contingent, matured or unmatured) (i) (x) of the IKON Parties (other than the obligations and liabilities of IOS Capital existing prior to the Pre-Closing Merger and the obligations and liabilities in respect of the Specified IKON Assets, in each case that are Assumed Liabilities) or (y) of any IKON Party under this Agreement or any Ancillary Agreement, or (ii) arising out of, resulting from, based on or relating to (1) any agreements, contracts, commitments or guaranties in respect of any indebtedness for borrowed monies of any IKON Party including all Derivatives Agreements, other than the indebtedness and the related Derivative Agreements set forth on Section 1.01(d), (2) any Taxes of any IKON Party except those which are specifically allocated to the Purchaser pursuant to Section 5.15, (3) any Excluded Asset, (4) except as set forth on Schedule 1.01(a), any agreements, contracts, arrangements or commitments of any Seller Entity with its respective Affiliates, (5) any Seller Benefit Plan and any other employee benefit plan, program or policy or employment or other agreement, including any plan or arrangement maintained outside of the United States, maintained or sponsored by any of the Seller, IOS Capital or any ERISA Affiliate, (6) any violation of any applicable Law by any IKON Party or the Business, or by the Seller or any ABS Entity with respect to the Securitization Transactions, on or prior to the Closing, (7) any Action (including any counterclaims or cross-claims), relating to the Business, any IKON Party, any Purchased Assets or any ABS Assets, in each case, arising out of or based upon or with respect to any event or circumstance occurring on or prior to the Closing, whether or not pending or threatened on the date hereof or at the Closing, and whether brought, made or instigated by any Governmental Entity or any private Person, (8) any Syndication Agreements, (9) any mechanics’ or materialmen’s lien, choate or inchoate, existing on or prior to the Closing on tangible property constituting Purchased Assets other than Portfolio Property, (10) (A) any Transferred Employee arising on or prior to the Closing other than arising from any service credit granted to any such Transferred Employee pursuant to Exhibit H, (B) any current or former employee of the Seller or any of its Affiliates employed in connection with the Business, other than a Transferred Employee, arising prior to, on or following the Closing or (C) any employment, compensation, severance, change-of-control, stay-pay, sale bonus, retention bonus or other special compensation or golden parachute agreements, contracts, plans or arrangements, including any employment agreement with any employee of the Business, (11) any breach or non-compliance of any IKON Party at any time at or prior to the Closing under any agreement, contract, arrangement or commitment, (12) any Taxes of any ABS Entity for any period or portion thereof ending on or prior to the Closing Date, (13) any Encumbrance existing on or prior to the Closing on tangible property constituting Purchased Assets in respect of the Bond Lease, (14) any Equipment Service Obligations, (15) any servicing or administration of a Financing Contract sold, assigned or otherwise transferred on or prior to the Closing by any Seller Entity to any Person (other than the ABS Entities) and (16) any Non-Purchased Securitization Document.

“Exemption Certificate” shall mean a form or statement from a customer of the Seller indicating that the transaction covered by a Purchased Financing Contract is exempt from any sales, use or similar Tax.

“Facilities Lease” shall mean that certain Lease Agreement dated March 22, 2002, between UTF and Seller, as assigned by UTF to Macon DST pursuant to that certain Assignment and Assumption of Lease dated October 31, 2002.

“Final Adjusted Closing Date Schedule” shall mean a schedule of assets acquired and liabilities assumed prepared by adjusting the Closing Date Schedule in accordance with the provisions of Sections 5.05(a)(ii) and 5.05(a)(iii) to give effect to the

Special Adjustments and Section 5.05(a)(iv) pertaining to the resolution of the disputes with respect thereto.

“Final Closing Statements” shall have the meaning set forth in Section 5.05(a)(iv).

“Financial Statements” shall mean each of (i) the audited balance sheets of the Seller and IOS Capital as of, and the related statements of income, changes in shareholders’ or members’ equity and cash flows of the Seller and IOS Capital (as applicable) for the fiscal years ended, September 30, 2002 and September 30, 2001, and in each case, the notes, schedules and exhibits thereto and (ii) the unaudited balance sheets of the Seller and IOS Capital as of, and the related statements of income and cash flows of the Seller and IOS Capital (as applicable) for the period ended June 30, 2003, in each case, including the notes thereto.

“Financing Contract” shall mean any contract (including any schedule or amendment thereto or assignment, assumption, renewal or novation thereof), any ancillary agreements relating thereto, in the form of (i) a lease of or rental agreement with respect to Property, (ii) a sale contract (including an installment sale contract or conditional sale agreement) arising out of the sale of Property, (iii) a secured or unsecured financing of Property or (iv) a secured or unsecured loan, and in each case, with respect to which: (A) IOS Capital, the Seller (with respect to the Specified IKON Assets and, after giving effect to the Pre-Closing Merger, as successor by merger to IOS Capital) or any ABS Entity is the lessor, seller, lender, secured party or obligee (whether initially or as an assignee), or (B) such contract is between an obligor, on the one hand, and a lessor, seller, obligee, secured party or assignee of any of the foregoing, on the other hand, and (1) would be a Financing Contract if IOS Capital, the Seller (with respect to the Specified IKON Assets and, after giving effect to the Pre-Closing Merger, as successor by merger to IOS Capital) or any ABS Entity were the lessor, seller, obligee, secured party or assignee of any of the foregoing thereunder and (2) with respect to which IOS Capital, the Seller (with respect to the Specified IKON Assets and, after giving effect to the Pre-Closing Merger, as successor by merger to IOS Capital) or any ABS Entity is an assignee of the revenues or claims with respect thereto; provided, however, that “Financing Contract” shall not include any Non-Purchased Securitization Document, Securitization Document, Conduct Facilities Document or Syndication Agreement.

“GAAP” shall mean United States generally accepted accounting principles and practices.

“GE Facility” shall mean the Master Promissory Note Agreement, dated as of September 26, 2001 (and each promissory note related thereto) and Master Security Agreement dated as of March 25, 1999, as amended, in each case between the Seller and the Purchaser.

“Governmental Entity” shall mean any domestic or foreign federal, state, provincial, local, county or municipal government, governmental, judicial, regulatory or administrative agency, department, commission, board, bureau, court or other authority or instrumentality.

“Gross Receivables” at any date shall mean, with respect to any Financing Contract, all contractual payments (including all payments of stated, overdue or default rent or late charges) that are billed but uncollected, and all future contractual payments that are due or to become due, under the terms of such Financing Contract at such date, and, in each case calculated on consistent with IOS Capital’s past practices and reflected the books and records of applicable Seller Entity.

“Hazardous Materials” shall mean any material or substance which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “restricted hazardous waste,” “contaminant,” “pollutant,” “toxic waste” or “toxic substance” or otherwise regulated pursuant to any provision of Environmental Law.

“Historic Exception Contract” shall have the meaning set forth in Section 5.27.

“Historic Portfolio Metrics” shall have the meaning set forth in Section 3.06(c).

“IKON Party” shall mean each of the Seller and IOS Capital.

“Indemnification Event” shall mean any Third Party Action for which a Person is entitled to indemnification under this Agreement.

“Indemnitee” shall mean the person who is entitled to indemnity pursuant to the terms of this Agreement.

“Indemnitor” shall mean the indemnifying person in the case of any obligation to indemnify pursuant to the terms of this Agreement.

“Initial Payment” shall mean $1,504,786,000.

“IRS” shall mean the United States Internal Revenue Service.

“Intellectual Property” shall mean domestic or foreign rights, whether or not registered, subject to protection under patent, copyright, trademark, trade name, or trade secret Law or any other similar statutory provision or common law doctrine, as well as domain names, URLs and Internet websites.

“IOS Capital” shall have the meaning set forth in the Preamble.

“Knowledge”, or “knowledge” or any similar expression, as it applies to any of the Seller Entities, shall mean the knowledge which any (i) director, officer, vice president or senior vice president of any of the Seller Entities or (ii) individual set forth on Schedule 1.01(b), in each case, has or ought to have in the prudent exercise of that individual’s duties, after due inquiry, as applicable.

“Law” shall mean any statute, rule, regulation, code, Order, constitution, ordinance, common law, standard, limitation, compliance schedule, written direction, request or treaty, whether legislatively, judicially, administratively or otherwise promulgated, of any Governmental Entity.

“Management Statements” shall have the meaning set forth in Section 3.06(c).

“Material Adverse Effect” shall mean a material adverse effect on the ownership, collection, enforcement, value or administration of the Purchased Assets and the ABS Assets, taken as a whole, or on the operations or financial condition of the Business, or any event, circumstance or occurrence which would reasonably be expected to have any such material adverse effect, other than any change to the extent resulting from (i) any event, occurrence, state of facts or development generally affecting the industries in which the Business or any Seller Entity operates (other than changes, effects, occurrences or developments specifically relating to or having a disproportionate effect on the Business taken as a whole) or (ii) any actions specifically permitted or required to be taken or omitted to be taken pursuant to the terms of this Agreement.

“Material Contract” shall mean any agreement, contract or commitment (other than a Financing Contract, a Conduit Facility Document, a Non-Purchased Securitization Document, a Securitization Document, a Syndication Agreement or any agreement, contract or commitment that is an Excluded Asset or Excluded Liability) which calls for the payment by or on behalf of IOS Capital (and, after giving effect to the Pre-Closing Merger, the Seller (as successor by merger to IOS Capital)) of $100,000 or more, or the delivery by IOS Capital (and, after giving effect to the Pre-Closing Merger, the Seller (as successor by merger to IOS Capital)) of goods or services with a fair market value of $100,000 or more, or provides for IOS Capital (and, after giving effect to the Pre-Closing Merger, the Seller (as successor by merger to IOS Capital)) to receive any payments of, or any Property (other than Portfolio Property) with a fair market value of, $100,000 or more, or which otherwise is material to the Purchased Assets or the prospects, operations or financial condition of the Business.

“Monetary Settlement” shall have the meaning set forth in Section 5.04(h)(vi)(B).

“Multiemployer Plan” shall have the meaning provided in Section 3(37) of ERISA.

“Non-Assumable Claim” shall mean any Indemnification Event in which one or more of the following legal theories have been asserted: (i) violations by any Purchaser Indemnified Party or any IKON Party of (A) any criminal Law, or (B) RICO (the Racketeer Influenced and Corrupt Organizations Act, 18 U.S.C. §§ 1961-1968) or any state or federal Laws relating to securities, antitrust or competition (or any comparable foreign Laws), or (ii) fraud by any Purchaser Indemnified Party or any IKON Party (with respect to the Business or the Purchased Assets) other than allegations of fraud by an Obligor arising out of ordinary course enforcement and collection disputes.

“Non-Assumable Claim Offer” shall have the meaning set forth in Section 5.04(h)(vi)(B).

“Non-Assumed Contract” shall mean any agreement, contract, arrangement or commitment to which the Seller (solely in its capacity as successor by merger to IOS Capital following the Pre-Closing Merger) is a party that is not set forth on Part 2 of Schedule 3.12(b), an Ordinary Course Contract, a Financing Contract, a Conduit Facility Document, a Non-Purchased Securitization Document, a Securitization Document or a Syndication Agreement.

“Non-Delivered Employees” shall have the meaning set forth in Exhibit H.

“Non-Purchased Securitization Documents” shall mean (i) the Assignment and Servicing Agreement, dated as of April 1, 2003, among IOS Capital, IKON Receivables Funding, LLC and IKON Receivables-2, LLC, (ii) the Assignment and Servicing Agreement, dated as of May 1, 2002, among IOS Capital, IKON Receivables Funding, LLC and IKON Receivables-2, LLC, (iii) the Concurrent Lease Agreement, dated as of September 14, 1999, among IKON Office Solutions, Inc., a corporation organized under the laws of Ontario, IKON Capital, Inc., a corporation organized under the laws of Canada, the Seller and BNY Trust Company of Canada, as trustee of the Care Trust, (iv) the Transfer and Servicing Agreement, dated as of December 1, 2001, among IKON Funding-4, LLC, IOS Capital, the Seller and SunTrust Bank and (v) all related agreements and other documents, each such aforementioned document as amended to date.

“Non-Purchased Securitization Parties” shall mean IKON Receivables Funding, LLC, IKON Receivables-2, LLC, IKON Office Solutions, Inc., a corporation organized under the laws of Ontario, IKON Capital, Inc., a corporation organized under the laws of Canada, IKON Funding-4, LLC and IKON Funding-5, LLC.

“Non-Purchased Securitization Transactions” shall mean the transactions evidenced by the Non-Purchased Securitization Documents.

“Obligor” shall mean any Person that is an obligor, borrower or lessee under any Financing Contract.

“Old Facilities Management Contract” shall mean a single agreement that is billed, collected and otherwise serviced by IOS Capital and whereby (i) an IKON Party agrees to provide any equipment or software service, maintenance, warranty, image management commitment or other similar services to a customer and (ii) the customer agrees to lease equipment from such IKON Party, in consideration for one fixed minimum monthly fee plus additional variable charges.

“Order” shall mean any decree, injunction, judgment, order, ruling, assessment or writ.

“Ordinary Course Contract” shall mean any contract or agreement of IOS Capital (and, after giving effect to the Pre-Closing Merger, the Seller (as successor by merger to IOS Capital)) with an unaffiliated Person (other than a Financing Contract, a Conduit Facility Document, a Non-Purchased Securitization Document, a Securitization Document, a Syndication Agreement, an Old Facilities Management Contract or any agreement, contract or commitment that is an Excluded Asset or Excluded Liability) that (i) was entered into in the ordinary course of business consistent with past practices of IOS Capital, (ii) is not a Material Contract and (iii) provides for the purchase by or delivery of goods or services to the IKON Parties that are necessary or useful to the operation of the Business and that are easily obtained or replaced in the general marketplace; provided, however, the foregoing shall not include any asset-backed financings, including any Securitization Transaction.

“Original Equipment Cost” shall mean, with respect to any item of Portfolio Property, the original cost of such Portfolio Property as established on the books and records of IOS Capital or the Seller, as applicable, at the inception of the related Financing Contract.

“Permitted Encumbrance” shall mean (i) any Encumbrance for Taxes not yet due and payable or any Taxes that may thereafter be paid without penalty to the extent such Taxes have been reserved against on the Final Adjusted Closing Date Schedule, (ii) any mechanic’s or materialmen’s lien on Portfolio Property that an Obligor is required to remove (other than any such Liens in favor of any Seller Entity), (iii) any mechanic’s or materialmen’s lien on tangible property other than Portfolio Property, (iv) in the case of any Portfolio Property, any Encumbrance created by the related Purchased Financing Contract, (v) any other Encumbrance on the Obligor’s interest in any Portfolio Property which is specifically permitted in accordance with the terms of the related Purchased Financing Contract and which does not materially affect the value of the Portfolio Property subject to such Encumbrance, (vi) any other imperfections of title, licenses or encumbrances, if any, which do not materially impair the continued use and operation or the marketability of the Purchased Assets (other than the Purchased Financing Contracts, the Credit Enhancements, the Portfolio Property and the Intellectual Property of the Business) to which they relate or (vii) in the case of the ABS Assets, the Encumbrances created by the Securitization Documents.

“Person” shall mean any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization, Governmental Entity or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934.

“Portfolio Information” shall mean the information of the type set forth on Schedule 3.06(d).

“Portfolio Property” shall mean Property with respect to which IOS Capital, the Seller (with respect to the Specified IKON Assets and, after giving effect to the Pre-Closing Merger, as successor by merger to IOS Capital) or the ABS Entities is the lessor, seller or secured party, as the case may be, pursuant to the terms of a Purchased Financing Contract (whether initially or as an assignee).

“Portfolio Reserve” means the reserve for lease/loan loss or lease/loan defaults contemplated by the “Lease Default Reserves” section of the Accounting Principles.

“Portfolio Tape” shall mean the computer disk, computer tape or other computer format delivered to Purchaser setting forth, as of September 30, 2003, the Portfolio Information for each Purchased Financing Contract.

“Pre-Closing Merger” shall have the meaning set forth in Section 5.07.

“Program Agreement Term Sheet” shall mean the term sheet set forth on Exhibit L.

“Program Documentation” shall mean the definitive agreements to be agreed and entered into by the Seller and the Purchaser in respect of a vendor program arrangement, on terms mutually acceptable to the Seller and the Purchaser and shall include, among others, (i) those terms set forth in the Program Agreement Term Sheet and (ii) the provision of the services in respect of such vendor program arrangement.

“Property” shall mean all property and assets of whatsoever nature including personal property, whether tangible or intangible, and claims, rights and choses in action.

“Public Sector Financing Contract” shall mean any Financing Contract (including any amendment thereto or any renewal, assignment, assumption or novation thereof) to which any Governmental Entity is a party.

“Purchase Price” shall mean the amount to be paid by the Purchaser to the Seller for the Purchased Assets in accordance with Section 2.02.

“Purchased Assets” shall mean (i) all of the assets, Properties, contracts or claims of any kind or description (whether tangible or intangible, real, personal or mixed) of IOS Capital (immediately prior to the Pre-Closing Merger) (including all Purchased Financing Contracts, the Backlog, Credit Enhancements and Portfolio Property held by IOS Capital and all Capital Stock of the ABS Entities immediately prior to the Pre-Closing Merger), (ii) the Specified IKON Assets and (iii) restricted cash in respect of the ABS Entities; provided, however, that in no event shall the Purchased Assets include any Excluded Assets.

“Purchased Financing Contract” shall mean each Financing Contract in existence at the date hereof or at the Closing, as applicable, that is not an Excluded Asset.

“Purchaser” shall have the meaning set forth in the Preamble.

“Purchaser Indemnified Parties” shall have the meaning set forth in Section 5.04(a).

“Purchaser’s Accountants” shall mean KPMG LLP or any public accounting firm with nationally recognized auditing expertise (other than the Seller’s Accountants), as selected by the Purchaser.

“Purchaser Special Representations” shall have the meaning set forth in Section 5.04(g)(i).

“Qualifying Offer” shall mean (i) a written offer by a third party to compromise any Non-Assumable Claims in respect of an Indemnification Event or (ii) an oral offer by a third party to compromise any such Non-Assumable Claims in respect of an Indemnification Event that the Purchaser, in its good faith judgment, determines to be a credible effort by the offering party to compromise.

“Real Property” shall have the meaning set forth in Section 3.10.

“Reference Chargeback Ratio” means 0.2% percent.

“Reference Financial Statements” shall mean each of (i) the unaudited balance sheets of the Seller and IOS Capital for the period ended June 30, 2003 and (ii) the Management Statements, in each case, including the notes, schedules and exhibits thereto.

“Registration Statements” shall mean any registration statement filed prior to the Closing Date in respect of IKON Receivables, LLC and IKON Receivables Funding, LLC.

“Release” shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the outdoor environment of Hazardous Materials.

“Remedial Action” shall mean any action required by any Governmental Entity or Environmental Law to (i) clean up, remove, treat or in any other way address any Hazardous Material; (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care.

“Repurchase Notice” shall mean a written notice signed by an authorized representative of the Purchaser or its Affiliate and delivered to the Seller pursuant to which the Purchaser or its Affiliate elects to exercise a Repurchase Option pursuant to Section 2.07(a)(ii).

“Repurchase Option” shall mean the option granted to the Purchaser or its Affiliate to require the Seller to repurchase, or cause to be repurchased by any of its Affiliates, any Purchased Asset pursuant to Section 2.07(a)(ii).

“Repurchase Price” at any date shall mean, with respect to any Specified Purchased Asset repurchased by the Seller pursuant to Section 2.07(a)(ii) that is (i) a Purchased Financing Contract, an amount equal to sum of (x) all due but uncollected payments under such Purchased Finance Contract at such date plus (y) the net present value of all future payments not then due thereunder, discounted at the discount rate that was initially used in respect of such Purchased Financing Contract in computing the purchase price of the Portfolio Property thereunder plus (z) the net present value of the Residual in respect of the Portfolio Property subject to such Purchased Financing Contract, discounted at the discount rate that was initially used in respect of such Purchased Financing Contract in computing the purchase rice of Portfolio Property thereunder and (ii) not a Purchased Financing Contract, an amount equal to the allocated value of such Specified Purchased Asset as reflected on the Final Adjusted Closing Date Schedule.

“Required Consents” shall mean the consents set forth on Exhibit M.

“Residual” shall mean, with respect to any item of Portfolio Property, its estimated value upon expiration of the Financing Contract to which it is subject, as determined by IOS Capital or the Seller (in respect of the Specified IKON Assets) and set forth on the Portfolio Tape.

“Risk Management Policy For Leasing” shall refer to the credit, underwriting and collection policies of IOS Capital as set forth in Schedule 3.19(a).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Act Rules” shall mean the rules and regulations promulgated under the Securities Act.

“Securitization Documents” shall mean the agreements set forth in Schedule 3.21(a) and each and every agreement and closing document to which the Seller or any ABS Entity is or was a party in connection with any Securitization Transaction, but excluding any Financing Contract, each such aforementioned document as amended to date.

“Securitization Transaction” shall mean any transaction or series of transactions that have been entered into by the Seller or any of its Subsidiaries in connection with, or reasonably related to, a transaction or series of transactions in which the Seller or any of its Subsidiaries has sold, conveyed, or otherwise transferred, or may sell, convey or otherwise transfer, pursuant to a Securitization Document, to an ABS Entity, any “accounts”, “general intangibles”, “instruments” or “chattel paper” (as such terms are defined in the Uniform Commercial Code), in each case whether now existing or arising in the future.

“Selected Accounting Firm” shall mean a public accounting firm with nationally recognized auditing expertise, which shall be selected by Purchaser’s Accountants and Seller’s Accountants to resolve a dispute arising pursuant to Section 5.05; provided, however, that in no event shall the Selected Accounting Firm be the same accounting firm as that of either the Sellers’ Accountants or the Purchaser’s Accountants.

“Seller” shall have the meaning set forth in the Preamble.

“Seller Benefit Plan” shall mean all Employee Benefit Plans and all other employee benefit arrangements or payroll practices, including, but not limited to each employment, termination or severance agreement, deferred compensation plan, incentive compensation plan, equity compensation plan, severance pay, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance, scholarship program, stock option or restricted stock plan sponsored or maintained by Seller, IOS Capital or any ERISA Affiliate (whether formal or informal, whether for the benefit of a single individual or for more than one individual and whether for the benefit of current or former employees or their beneficiaries).

“Seller Claims” shall have the meaning set forth in Section 5.06(b).

“Seller Entity” shall mean (i) with respect to the period through the effectiveness of the Pre-Closing Merger, each of the Seller and IOS Capital and (ii) with respect to periods from and after the effectiveness of the Pre-Closing Merger, the Seller.

“Seller Indemnified Parties” shall have the meaning set forth in Section 5.04(f).

“Seller Liabilities” shall have the meaning set forth in Section 5.06(b).

“Seller Special Representations” shall have the meaning set forth in Section 5.04(b)(i).

“Seller’s Accountants” shall mean PricewaterhouseCoopers LLP or any public accounting firm with nationally recognized auditing expertise (other than Purchaser’s Accountants), as selected by the Seller.

“Seller’s Insurance Policies” shall have the meaning set forth in Section 5.06(b).

“Seller Title IV Plan” shall mean any Seller Benefit Plan which is subject to Title IV or ERISA or Section 412 of the Code, maintained by the Seller, IOS Capital or any ERISA Affiliate or to which the Seller, IOS Capital or any ERISA Affiliate contributed or is or may be obligated to contribute thereunder.

“Settlement Date” shall mean the fifth Business Day following the date of delivery of the Final Adjusted Closing Date Schedule as provided in Section 5.05(a)(iv).

“Settlement Interest” shall mean, with respect to any Settlement Payment, the sum of accrued interest on such Settlement Payment, calculated at the Settlement Rate as from time to time in effect, for the period from the Closing Date to and including the date upon which such Settlement Payment is made (calculated on the basis of the actual number of days elapsed in a year of 365 or 366 days, as the case may be).

“Settlement Payment” shall mean an amount equal to the absolute value of the difference between (i) the Initial Payment paid pursuant to Section 2.04(b)(i) and (ii) the Purchase Price.

“Settlement Rate” shall mean, on any date, (i) with respect to the Settlement Payment, the “target” federal funds rate reported in the “Money Rates” section of the Eastern Edition of The Wall Street Journal published for such date. In the event The Wall Street Journal ceases publication of such federal funds rate or fails on any particular date to publish such federal funds rate, the Settlement Rate shall instead refer to the rate for the last transaction in overnight federal funds arranged prior to such date by JP Morgan Chase Bank.

“Special Adjustments” shall mean such adjustments to the Closing Date Schedule as shall be necessary to (i) reflect all assets or liabilities, the existence of which are known on the date the Purchaser’s Accountants complete the procedures contemplated by Section 5.05(a)(iv), and which, as of the Closing Date, were assets or liabilities (as the case may be) of a type properly to have been reflected on such Closing Date Schedule in accordance with Section 5.05(a)(i) but which were not in fact reflected on such Closing Date Schedule, including any asset or liability which was not reflected on the Closing Date Schedule because such assets or liabilities were not deemed to be material, (ii) remove any asset or liability which should not have been reflected on such Closing Date Schedule in accordance with Section 5.05(a)(i) but was in fact reflected thereon irrespective of whether such asset or liability is deemed not to be material, (iii) give effect to any accounting principle, method, practice or procedure included in the Accounting Principles that is not in accordance with GAAP, (iv) remove all intangible assets reflected on such Closing Date Schedule, (v) eliminate any Excluded Assets or any Excluded Liabilities reflected on such Closing Date Schedule, (vi) remove any assets that would be reflected on a balance sheet of the Seller prepared in accordance with the Accounting Principles as “deferred lease costs” or “deferred costs”, (vii) eliminate any deferred tax assets or deferred tax liabilities that would be reflected on a balance sheet of the Seller prepared in accordance with the Accounting Principles, (viii) reflect each of the items on Exhibit O and (ix) remove any gain related to the sale-leaseback transaction in respect of the Seller’s Macon facility.

“Special Damages” shall mean special, exemplary, consequential or punitive losses or damages; provided, however, that “Special Damages” shall not include any Damages relating to the failure of any Purchaser Indemnified Party to receive the amounts payable in accordance with the terms of any Purchased Financing Contract.

“Specified IKON Assets” shall mean the assets set forth on Schedule 1.01(l).

“Specified Liabilities” shall mean any and all sales, use or other similar Taxes required to be collected in respect of any Purchased Financing Contract during the

120 days following the Closing Date if (A) such Tax is not being collected by the Purchaser in respect of the Purchased Financing Contract pursuant to its reliance on an applicable exemption from such Tax; (B) such exemption from Tax is dependent upon receipt by the Seller of a properly executed Exemption Certificate; and (C) within 120 days following the Closing, the Purchaser has notified the Seller that a properly completed and executed Exemption Certificate is neither in the Purchaser’s existing records or files nor is obtainable from the particular customer following reasonable commercial efforts of the Purchaser to obtain such Exemption Certificate from the customer; provided that a Tax shall be a Specified Liability only to the extent that the Purchaser is unable to collect such Tax (on a current or retroactive basis) from the customer following reasonable commercial efforts after such failed efforts to obtain an Exemption Certificate.

“Specified Purchased Asset” shall mean (i) a Purchased Financing Contract, (ii) any Material Contract set forth on Part 2 of Schedule 3.12(b) or (iii) any contract, agreement or arrangement in respect of Intellectual Property of the Business.

“Specified Settlement Date” shall mean, with respect to any Purchased Asset, the date that is five days immediately following the date of delivery by the Purchaser or its Affiliate of a Repurchase Notice with respect to such Purchased Asset.

“State and Local Governmental Entity” shall mean a state, territory or possession of the United States, or fully constituted political subdivision or agency of any of the foregoing, or the District of Columbia.

“Sublease Agreement” shall have the meaning set forth in Section 5.08(b).

“Subsidiary” shall mean, as to any Person, any other Person whose shares of Capital Stock having ordinary voting power (other than Capital Stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or similar governing body of such other Person are owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such first Person.

“Syndication Agreements” shall mean any agreement, contract or other arrangement (other than this Agreement, the Securitization Documents, the Conduit Facility Documents and the Financing Contracts) pursuant to which any interest in any asset, right, interest or Property has been sold, transferred to or otherwise disposed of to any Person or Persons by any Seller Entity including in an asset-backed financing.

“Tax” (and, in the plural, “Taxes”) shall mean any domestic or foreign federal, state, provincial or local taxes, charges, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed thereon, whether payable by reason of contract, assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof, or any analogous or similar provision under law) or otherwise (including any income, net income, gross income, receipts, windfall profit, severance, property, production, sales, use, license, excise, registration, franchise, employment, payroll, withholding, alternative or add-on minimum, intangibles, ad valorem, transfer, gains, stamp, estimated, transaction, title, capital, paid-up capital, profits, occupation, premium, value-added, recording, real property, personal property, federal highway use, commercial rent or environmental tax).

“Tax Certification” shall have the meaning set forth in Section 5.04(b)(iv).

“Tax Differential” shall have the meaning set forth in Section 5.04(b)(iv).

“Tax Director” shall have the meaning set forth in Section 5.04(b)(iv).

“Tax-Exempt Public Sector Financing Contract” shall mean a Public Sector Financing Contract in respect of which the interest income received by a Seller Entity is treated on its books and records as exempt from federal income tax pursuant to Section 103 of the Code or any predecessor thereof.

“Tax Return” shall mean any return, report or statement required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof) including, but not limited to, any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined or consolidated returns for any group of entities that includes a Seller Entity.

“Third Party Action” shall mean any Action, assertion, allegation, complaint, cause of action, demand, suit, proceeding, notice of actual or potential liability or responsibility, claim for reimbursement or contribution, order, judgment, injunction, request or demand under claim of authority to take action or refrain from taking action, Encumbrance, proceeding in condemnation, execution upon judgment, or other claim, in each case, by a Person (other than a Purchaser Indemnified Party or a Seller Indemnified Party) against any Purchaser Indemnified Party or any Seller Indemnified Party, as the case may be.

“Third Party Beneficiary” shall have the meaning set forth in Section 8.13.

“Transactions” shall have the meaning set forth in Section 5.16(c).

“Transfer Taxes” shall have the meaning set forth in Section 5.15.

“Transferred Employee” shall have the meaning set forth in Exhibit H.

“Transition Services Agreement” shall have the meaning set forth in Section 5.08(a).

“WARN” shall mean the Workers Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq., and any comparable state, provincial or local Laws.

EXHIBIT B

REPRESENTATIONS AND WARRANTIES

OF

THE SELLER AND IOS CAPITAL

Section 3.01. Organization and Good Standing.

(a) Except as set forth in Schedule 3.01(a), each of the Seller and each ABS Entity (i) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, (ii) has the requisite power (x) to own and lease its Property and (y) except for such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, to carry on its business as now being conducted and (iii) is duly qualified to conduct business and is in good standing as a foreign Person in all jurisdictions in which the character or location of the Property owned or leased by it or the nature of the business conducted by it requires such authorization or qualification, except where the failure to be so qualified or authorized has not and would not reasonably be expected to have a Material Adverse Effect. True and correct copies of the certificate of incorporation (or equivalent document), including all amendments thereto through the date hereof, and the by-laws (or equivalent document), as in effect on the date hereof, of each of the Seller and each ABS Entity have previously been provided to the Purchaser by the Seller.

(b) Except as set forth in Schedule 3.01(b), on the date hereof and immediately prior to the Pre-Closing Merger, IOS Capital (i) is duly organized, validly existing and in good standing under the Laws of its state of organization, (ii) has the requisite power (x) to own and lease its Property and (y) except for such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, to carry on its business as now being conducted and (iii) is duly qualified to conduct business and is in good standing as a foreign Person in all jurisdictions in which the character or location of the Property owned or leased by it or the nature of the business conducted by it requires such qualification or authorization, except where the failure to be so qualified or authorized has not and would not reasonably be expected to have a Material Adverse Effect. True and correct copies of the limited liability company agreement (or equivalent documents) and the certificate of formation of IOS Capital, including all amendments thereto through the date hereof, as in effect on the date hereof, have previously been provided to the Purchaser by the Seller.

Section 3.02. Corporate Authority. Each IKON Party has all requisite power and authority to execute and deliver, and to perform its obligations under, this Agreement, each Ancillary Agreement and the other documents to be executed and delivered by it pursuant hereto or thereto. Each of this Agreement, the Ancillary Agreements and the other documents to be executed and delivered by an IKON Party pursuant hereto or thereto has been duly authorized by all necessary action and has been (or, in the case of the Ancillary Agreements and the other documents to be delivered at the Closing, will be at the Closing) duly executed and delivered by such IKON Party and is (or will be at the Closing) the valid and binding obligation of such IKON Party, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by the Bankruptcy Exception.

Section 3.03. No Conflicts. Except as set forth on Schedule 3.03, neither the execution and delivery by any IKON Party of this Agreement, any Ancillary Agreement or any other document to be executed and delivered by any IKON Party in connection herewith or therewith nor compliance by any IKON Party with the terms and provisions hereof or thereof nor the consummation by any IKON Party of the transactions contemplated hereby or thereby will result in the creation of any Encumbrance on any of the Purchased Assets or will conflict with, constitute a default under or result in a breach of any of the terms, conditions or provisions of or create a right of termination or cancellation (determined without giving effect to the provisions of Section 2.07 hereof) under (i) the certificate of incorporation (or equivalent document) or by-laws (or equivalent document) of any IKON Party or any ABS Entity, (ii) any Law to which any IKON Party or any ABS Entity, or any of the Purchased Assets are subject or (iii) any contract required to be set forth on Schedule 3.12(b) to which any IKON Party or any ABS Entity is a party or to which such IKON Party or such ABS Entity or any of its Properties are subject (including any Purchased Asset), or (iv) any other agreement, contract or commitment relating to the Business to which any IKON Party or any ABS Entity is a party or to which such IKON Party or such ABS Entity or any of its Properties are subject (including any Purchased Asset), except, in the case of this clause (iv), for such conflicts, defaults or breaches that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 3.04. Consents. Except as set forth on Schedule 3.04, the execution and delivery by any IKON Party of this Agreement, any Ancillary Agreement or any other document to be executed and delivered by any IKON Party pursuant hereto or thereto or the consummation by any IKON Party of the transactions contemplated hereby or thereby (including the Pre-Closing Merger), will neither require any notices, reports or other filings to be made by any IKON Party with, nor require any consents, licenses, permits, Authorizations or approvals required to be obtained by any IKON Party or any ABS Entity from, (i) any Governmental Entity or (ii) any other Person, other than the failure of which to obtain or make in respect of this clause (ii) would not reasonably be expected to have a Material Adverse Effect.

Section 3.05. No Violations of Law.

(a) To the Knowledge of the Seller, and except as set forth on Schedule 3.05(a), (i) IOS Capital (and, after giving effect to the Pre-Closing Merger, the Seller (as successor by merger to IOS Capital)) directly or indirectly owns and operates, and since September 30, 2001 has owned and operated, each of the Purchased Assets in compliance with all applicable Laws, (ii) neither the origination, billing and collection of any Purchased Financing Contract nor the enforcement of any Purchased Financing Contract or Credit Enhancement in accordance with the terms thereof has resulted in the violation of any applicable Laws and (iii) no Seller Entity has received since September 30, 2001, any written notice of violation of any Law which if adversely determined against a Seller Entity would reasonably be expected to have a material adverse effect on the Purchased Assets, the Business or the ownership or operation thereof. Schedule 3.05(a) sets forth the Authorizations required for IOS Capital to conduct the Business and, to the Knowledge of the Seller, no other Authorizations are required to conduct the Business as currently conducted in all material respects in compliance with applicable Laws.

(b) To the Knowledge of the Seller, and except as set forth on Schedule 3.05(b), (i) the ABS Entities own and operate, and since September 30, 2001 have owned and operated, each of the ABS Assets in compliance with all applicable Laws, and (ii) no ABS Entity has received since September 30, 2001, any written notice of violation of any applicable Law relating to any of the ABS Assets or the ownership or operation thereof.

(c) Notwithstanding the foregoing, this Section 3.05 shall not apply to (i) tax matters, which matters are solely the subject of Section 3.09, (ii) intellectual property matters, which matters are solely the subject of Section 3.14, and (iii) environmental matters, which matters are solely the subject of Section 3.20.

Section 3.06. Financial Statements; Reports.

(a) True and complete copies of the Financial Statements are set forth on Schedule 3.06(a). The Financial Statements were prepared from the books and records of each IKON Party, and the balance sheets of the IKON Parties included in the Financial Statements fairly present, in all material respects, the financial position of the applicable IKON Party as of the dates thereof, and the statements of income, changes in shareholders’ or members’ equity and cash flows of each of the IKON Parties included in the Financial Statements fairly present, in all material respects, the results of income, shareholders’ or members’ equity and cash flows, as the case may be, of the applicable IKON Party for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with GAAP applied on a basis consistent with the Accounting Principles, except as may be noted therein or as set forth on Schedule 3.06(a).

(b) IOS Capital does not have any indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due) which are not reflected on the Reference Financial Statements of IOS Capital, other than such indebtedness, obligations or liabilities (i) that would be reflected or reserved against in accordance with GAAP and the failure to so reflect or reserve would not reasonably be expected to have a Material Adverse Effect, (ii) as were incurred in the ordinary course of business consistent with past practices and which either will be repaid or discharged prior to the Closing or will be reflected on the Final Adjusted Closing Date Schedule or (iii) which constitute Excluded Liabilities.

(c) The Seller has previously provided to the Purchaser true, complete and correct copies of (i) the unaudited management statements of the Seller and IOS Capital for the fiscal year ended September 30, 2003, and, in each case, the notes, schedules and exhibits thereto, if any (the “Management Statements”) and (ii) the chargeback report, the delinquency report and the related calculations of the Chargeback Ratio and the 30+ day and 120+ days Delinquency Rates, in each case, for the month ending September 30, 2003, October 31, 2003 and November 30, 2003 (collectively, the “Historic Portfolio Metrics”). Except as set forth on Schedule 3.06(c), the Management Statements were prepared from the books and records of the applicable Seller Entity and present fairly in all material respects the consolidated financial condition of such Seller Entity and its Subsidiaries as of September 30, 2003, in each case in accordance with GAAP, consistently applied and the Accounting Principles (subject to normal year-end audit adjustments). Except as set forth on Schedule 3.06(c), the Historic Portfolio Metrics were prepared from the books and records of the applicable Seller Entity and are true, complete and accurate, in each case, as of the date indicated or the period covered thereby.

(d) All of the Portfolio Information and other data set forth in the Portfolio Tape is true, correct, complete and accurate in all respects.

Section 3.07. Absence of Certain Changes.

(a) Except as set forth on Schedule 3.07(a), from September 30, 2003, to the date of this Agreement, there has not been any material adverse change in the Purchased Assets (other than the Purchased Financing Contracts), upon any of IOS Capital’s (and after giving effect to the Pre-Closing Merger, the Seller’s (as successor by merger to IOS Capital)) right or ability to own the Purchased Assets (other than the Purchased Financing Contracts), or on the operations or financial condition (actual or prospective) of the Business or any development or combination of developments of which any Seller Entity has Knowledge that is reasonably likely to result in any such change, in each case other than any change to the extent resulting from (i) any event, occurrence, state of facts or development generally affecting the industries in which the Business or any Seller Entity operates (other than changes, effects, occurrences or developments specifically relating to or having a disproportionate effect on the Business taken as a whole) or (ii) any actions specifically permitted or required to be taken or omitted to be taken pursuant to the terms of this Agreement.

(b) [Intentionally Omitted]

(c) From September 30, 2003, to the date of this Agreement, none of IOS Capital (nor, after giving effect to the Pre-Closing Merger, the Seller (as successor by merger to IOS Capital)) or any ABS Entity has, with respect to the Business or any Purchased Asset or ABS Asset, (i) waived or committed to waive any rights (other than in the ordinary course of business consistent with past practices with respect to the Purchased Financing Contracts), which waiver would reasonably be expected to have a Material Adverse Effect, (ii) directly or indirectly in any way extended or otherwise restructured the payment schedule, payment terms or any other term or condition of any Purchased Financing Contract, or made any advance, extension, novation, modification or other accommodation to any lessee or Obligor thereunder (other than in the ordinary course of business consistent with the Risk Management Policy For Leasing), (iii) suffered any damage, destruction or casualty loss, whether or not covered by insurance, in excess of $20,000 in the case of any individual loss or $100,000 with respect to the aggregate of all such losses, or (iv) changed, in any material respect, its Documentation, except for changes made in the ordinary course of business consistent with its past practice.

(d) The IKON parties have previously delivered to the Purchaser all documents, agreements and other information (whether in writing or in electronic format) pursuant to which IOS Capital (and, after giving effect to the Pre-Closing Merger, the Seller (as successor by merger to IOS Capital)) has (i) made or agreed to make any increase in the compensation payable or to become payable to any Transferred Employee, except for regularly scheduled increases in compensation payable or increases otherwise occurring in the ordinary and usual course of business consistent with past practices or (ii) made or agreed to make any material increase in any Seller Benefit Plan.

(e) Since September 30, 2003, there has been no change in the Risk Management Policy For Leasing.

Section 3.08. Employee Benefit Plans, Etc.

(a) The Seller has previously delivered to the Purchaser a complete and accurate list of all Seller Benefit Plans. No Seller Benefit Plan is a Multiemployer Plan subject to Section 4063 and 4064 of ERISA, and neither the IKON Party nor any ERISA Affiliate has any obligation to contribute to, or has any withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA. Except as set forth on Schedule 3.08(a), none of the Seller Benefit Plans are sponsored, or have ever been sponsored, or maintained, or have ever been maintained, by IOS Capital. There is no amount or payment arising from or in connection with any Seller Benefit Plan, including any Seller Title IV Plan, with respect to which any of the Purchaser or the Acquiring Entities are or will be liable to any Person, including any Governmental Entity or any employee of any of the Seller, IOS Capital or any of their ERISA Affiliates (other than payments of plan benefits in the ordinary course). No funding waiver has been requested under Section 412 of the Code with respect to any Seller Title IV Plan.

(b) (i) None of the Transferred Employees is represented in his or her capacity as an employee of any IKON Party by any labor organization; (ii) the Seller and IOS Capital, with respect to any Transferred Employee, have not recognized any labor organization nor has any labor organization been elected as the collective bargaining agent of any of such employees, nor has any IKON Party, with respect to any Transferred Employee, entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent thereof; (iii) there is no union organization activity involving any Transferred Employee, pending or threatened, nor has there been union representation involving any Transferred Employee within the last five years; and (iv) there is no picketing, pending or threatened, and there are no strikes, slowdowns, work stoppages or other job actions, lockouts, arbitrations, grievances or other material labor disputes involving any Transferred Employee, pending or threatened.

(c) There has been no “mass layoff” or “plant closing” as defined by WARN with respect to the Seller and IOS Capital during the prior six months.

Section 3.09. Taxes. Except as set forth in Schedule 3.09:

(a) The Seller and IOS Capital (i) have timely filed (or there has been timely filed on their behalf) with the appropriate Governmental Entities all Tax Returns required to be filed with respect to the Purchased Assets and the ABS Assets, and all such Tax Returns are true, correct and complete in all material respects, and (ii) have paid (or there has been paid on their behalf) all Taxes shown as due and payable to any Governmental Entity, relating to the Purchased Assets and the ABS Assets or have provided for all such Taxes on their books and records and in accordance with the Accounting Principles, including in the Financial Statements. With respect to the Purchased Assets and the ABS Assets, for any period for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing or which are being contested in good faith, the Seller and IOS Capital have made due and sufficient current accruals for such Taxes on their books and records and in accordance with the Accounting Principles, including the Financial Statements;

(b) To the Knowledge of the Seller, neither the Seller nor IOS Capital has received any notice from any taxing authority that it is conducting or intends to conduct an audit or investigation with respect to the Purchased Assets or the ABS Assets. No issue has been raised by a taxing authority in any current or prior examination which, by application of the same or similar principles, would reasonably be expected to result in a proposed deficiency for any post-Closing period with respect to the Purchased Assets or the ABS Assets. There are no outstanding waivers in writing or comparable material binding consents regarding the application of any statute of limitations in respect of Taxes relating to any Purchased Assets or the ABS Assets. No claim has been made by a Governmental Entity in a jurisdiction where the Seller or IOS Capital does not file Tax Returns to the effect that the Seller or IOS Capital is, or may be subject to taxation by that Governmental Entity by reason of any Purchased Asset;

(c) None of the Purchased Assets or the ABS Assets is a debt obligation that (i) was issued with “original issue discount” as that term is defined in Section 1273(a) of the Code; or (ii) is an “applicable high yield discount obligation” as defined in Section 163(i)(1) of the Code;

(d) There are no Encumbrances for Taxes upon the Purchased Assets or the ABS Assets, except for Permitted Encumbrances;

(e) No Purchased Asset or ABS Asset (i) constitutes “tax exempt use property” within the meaning of Section 168(h)(1) of the Code, (ii) is subject to Section 168(g)(1)(A) of the Code, or (iii) is “limited use property” (as the term is used in Rev. Proc. 2001-28). No Purchased Asset or ABS Asset is (i) an interest in a taxable mortgage pool within the meaning of Section 7701(i) of the Code, or (ii) an interest in a partnership, trust or REMIC within the meaning of Section 7701(a) of the Code; and

(f) (i) The interest component of any payments required to be made under any Tax-Exempt Public Sector Financing Contract is specifically and separately stated in such Tax-Exempt Public Sector Financing Contract and (ii) all filings with the IRS or other Governmental Entity as are necessary to preserve the tax exempt nature of such interest have been made, including Form 8038 G or Form 8038 GC.

Section 3.10. Real Property. Except as set forth on Schedule 3.10, none of the Purchased Assets are comprised of a fee or leasehold interest in any real Property. Except as set forth on Schedule 3.10, the Seller has good and valid title in the leasehold interests set forth on Schedule 3.10 (such interests and the premises with respect thereto, the “Real Properties”, and each a “Real Property”), free and clear of all Encumbrances other than (i) the Encumbrances described in clauses (i), (iii) and (vi) of the definition of Permitted Encumbrances, (ii) such Encumbrances as may be set forth in Schedule 3.10, as may be updated by a title search prior to the Closing and reasonably approved by the Purchaser, (iii) any conditions that may be shown by a current, accurate survey or that would be apparent as part of a physical inspection of any Real Property made prior to Closing, and (iv) zoning, building and other similar restrictions. This Section 3.10 does not relate to environmental matters, such items being the subject of Section 3.20. IOS Capital (and, after giving effect to the Pre-Closing Merger, the Seller (as successor by merger to IOS Capital)) currently uses the space and facilities described on Schedule 3.10 and, other than as set forth on Schedule 3.10(i) or as contemplated by the Program Documentation, no other space or facility is used by IOS Capital (or, after giving effect to the Pre-Closing Merger, the Seller (as successor by merger to IOS Capital)) in connection with the conduct or operation of the Business.”

Section 3.11. Personal Property. Except as set forth on Schedule 3.11, all material tangible personal Property of the Business is in sufficient operating condition to continue the operations of the Business in the ordinary and usual course of business consistent with past practices of the applicable Seller Entity. Except as set forth on Schedule 3.11, the applicable Seller Entity owns and has good title to all owned tangible personal Property of the Business, free and clear of all Encumbrances, other than those Encumbrances described in clauses (i), (iii) and (vi) of the definition of Permitted Encumbrances. All leases of material tangible personal Property of which IOS Capital (and, after giving effect to the Pre-Closing Merger, the Seller (as successor by merger to IOS Capital)) is the lessee or obligor and which are utilized in connection with the conduct and operation of the Business are in full force and effect in accordance with their respective terms (subject to such modification to such leases necessary for the replacement and substitution of such personal Property in the ordinary course of business and consistent with IOS Capital’s past practices) and there are no outstanding defaults by any IKON Party thereunder (nor to the Seller Entities’ Knowledge are any of the other parties thereto in default); provided, however, that this Section 3.11 shall not apply to Purchased Financing Contracts or Portfolio Property, such items being the subject of Sections 3.18 and 3.19, respectively.

Section 3.12. Material Contracts.

(a) Except as set forth on Schedule 3.12(a), no IKON Party is, nor to the Seller Entities’ Knowledge is any other party, in material breach of or in material default under any Material Contract and no event has occurred which, with notice and/or lapse of time, would constitute a material default by an IKON Party under any Material Contract. Except as set forth on Schedule 3.12(a), no IKON Party has received any written notice from or given any written notice to any other party indicating that it or such other party, as the case may be, is in default under or in breach or violation of any Material Contract in any material respect.

(b) Except as set forth on Schedule 3.12(b), neither IOS Capital (and, after giving effect to the Pre-Closing Merger, the Seller (as successor by merger to IOS Capital)) is party to, bound by or subject to any Material Contract, and none of such Persons or any ABS Entity is party to, bound by or subject to any other agreement constituting a Purchased Asset or Assumed Liability (or an asset or liability of an ABS Entity) of the following kinds: (i) any written employment or consulting agreement, (ii) any indebtedness or commitment relating to the incurrence of indebtedness for borrowed money, (iii) any agreement relating to the disposition or acquisition of any of the Capital Stock or assets of, or any interest in, any business enterprise, (iv) any agreement with a third party relating to capital expenditures and involving future payments by the relevant IKON Party which, together with future payments under all other agreements, contracts or commitments relating to the same capital project, exceed $100,000, (v) any guarantee or indemnification by the relevant IKON Party running to any Person which involves, individually or in the aggregate, a contingent liability $1,000,000 or more, (vi) any agreement providing for the collection, servicing or administration of leases, loans, conditional sales agreements or financial instruments of a similar type, on behalf of any other Person, (vii) any agreement providing for the administration by any Person of any part of the leases, loans, conditional sales agreements or financial instruments of a similar type, (viii) any agreement by any Person to purchase or sell any Financing Contracts, or any interests or participations therein, in each case, other than the Securitization Documents and the Non-Purchased Securitization Documents (and, prior to the Closing, the Conduit Facility Documents) which if consummated on or prior to the date hereof would result in the exclusion of such Financing Contracts from the Purchased Assets, (ix) any agreement containing any covenant or provision limiting the freedom of a Seller Entity or any of its Affiliates to engage in any line of business or compete with any Person in any geographic area, (x) any agreement, not made in the ordinary course of business, relating to the sale or lease of Real Property set forth on Schedule 3.10, (xi) any agreement in which a Seller Entity participates as a general partner or joint venturer, or (xii) any agreement between or among Seller, on the one hand, and any of its Affiliates, on the other hand. Except as indicated on Schedule 3.12(b), each agreement set forth thereon is valid, binding and enforceable against the parties thereto in accordance with its terms except to the extent the foregoing may be limited by the Bankruptcy Exception and, except as otherwise noted on such Schedule, is in full force and effect without any material default thereunder by a Seller Entity or, to the Seller Entities’ Knowledge, by any other party thereto.

Section 3.13. Litigation and Liabilities. Except as set forth on Schedule 3.13, there are no civil, criminal or administrative Actions pending (including any counterclaims) or, to the Seller Entities’ Knowledge, threatened, against any Seller Entity or ABS Entity relating to or affecting any of the Purchased Assets or Assumed Liabilities which if adversely determined against any such Seller Entity or ABS Entity would reasonably be likely to result in Damages in excess of $100,000. Except as set forth on Schedule 3.13, no Seller Entity and no ABS Entity is or has been the subject of, nor to the Seller Entities’ Knowledge, threatened with, any Action or Order of any Governmental Entity nor to the Seller Entities’ Knowledge have there been any investigations or any threat of investigation, in either case relating to any of the Purchased Assets, ABS Assets or Assumed Liabilities or the business practices of the Business (including with respect to the origination, collection, administration, enforcement or foreclosure in respect of any Purchased Assets or ABS Assets) from October 1, 2002, through the Closing Date.

Section 3.14. Intellectual Property.

(a) Schedule 3.14(a) accurately lists and identifies by registration number or application number, if applicable, all of the material Intellectual Property utilized by IOS Capital (and, after giving effect to the Pre-Closing Merger, the Seller (as successor by merger to IOS Capital)) in connection with the conduct and operations of the Business, other than “shrink-wrap” software readily available in the marketplace (the “Business Intellectual Property”). The Business Intellectual Property and the rights being conveyed to the Purchaser pursuant to the Ancillary Agreements represent all material Intellectual Property that is used in the Business as currently conducted. Unless otherwise indicated on Schedule 3.14(a), IOS Capital (and, after giving effect to the Pre-Closing Merger, the Seller (as successor by merger to IOS Capital)) exclusively owns the entire right, title and interest in and to the Business Intellectual Property (including but not limited to the exclusive right to use and license the same) free and clear of any Encumbrance, other than (i) Business Intellectual Property of which IOS Capital and/or the Seller is a licensee, or (ii) licenses granted to Persons who are authorized licensees under the Business Intellectual Property. Unless otherwise indicated on Schedule 3.14(a), following the consummation of the transactions contemplated by this Agreement, the Purchaser and the Acquiring Entities will have the right to utilize for the uses in which it is currently employed all Business Intellectual Property of which IOS Capital and/or the Seller is a licensee, without the necessity of obtaining consent from or paying a fee to another Person. Unless otherwise indicated on Schedule 3.14(a), to the Seller Entities’ Knowledge, no Person other than IOS Capital (and, after giving effect to the Pre-Closing Merger, the Seller (as successor by merger to IOS Capital)) or the Seller has or has made any claim of ownership or right to use any of the Business Intellectual Property that is owned by IOS Capital and/or the Seller, other than those Persons who are authorized licensees under the Business Intellectual Property. Except as set forth on Schedule 3.14(a), to the Seller Entities’ Knowledge, no IKON Party has received any written notices or claims which claim infringement or misappropriation of any Intellectual Property owned or licensed by any Person other than an IKON Party. No IKON Party is aware of infringement or misappropriation by any Person of the Business Intellectual Property owned or used by IOS Capital (and, after giving effect to the Pre-

Closing Merger, the Seller (as successor by merger to IOS Capital)). To the Seller Entities’ Knowledge, all Business Intellectual Property is valid, enforceable and in full force and effect. IOS Capital (and, after giving effect to the Pre-Closing Merger, the Seller (as successor by merger to IOS Capital)) has not granted to any Person any license or other rights under the Business Intellectual Property that would conflict with the terms of this Agreement or that would interfere with the Purchaser’s and/or the Acquiring Entities’ ability to conduct the Business after the Closing Date.

(b) Schedule 3.14(b) contains a complete and accurate list and description of all material mainframe, telecommunication and computer programs and software and related data necessary to perform, as presently performed, the specific applications and operations which are material to the operation of the Business as presently conducted (the “Business Technology”). All Business Technology is either owned or licensed pursuant to a written licensing agreement by or on behalf of IOS Capital (and, after giving effect to the Pre-Closing Merger, the Seller (as successor by merger to IOS Capital)), which licensing agreement (except as indicated on Schedule 3.14(b)) has been provided to the Purchaser by the Seller or IOS Capital. Part 2 of Schedule 3.14(b) sets forth all Business Technology owned by the Seller and used solely in the Business. Each such licensing agreement is a valid and binding agreement of the Seller or IOS Capital and is in full force and effect. Except as set forth on Schedule 3.14(b), to the Knowledge of the Seller Entities, none of the Seller, IOS Capital, or any other party thereto is in default under the terms of any such licensing agreement. Neither the Seller nor IOS Capital has received notice of any pending or threatened bankruptcy, insolvency or similar proceeding with respect to any other party to any such licensing agreement. Unless otherwise indicated on Schedule 3.14(b), following the consummation of the transactions contemplated by this Agreement, the Purchaser and the Acquiring Entities will have the right to utilize all of the Business Technology (i) for the uses in which it is currently employed (whether through its ownership thereof, or as a direct licensee thereof under the applicable license agreement); and (ii) at a site other than the site at which it is currently utilized, in each case without the necessity of obtaining consent from or paying a fee to another Person. In the event that IOS Capital and/or the Seller has created a derivative work based on a program or software listed on Schedule 3.14(b) and owned by any Person other than an IKON Party, IOS Capital and/or the Seller created said derivative work in connection with proper authority from that Person.

Section 3.15. Insurance. Set forth on Schedule 3.15 is a list of all material liability, property, workers compensation, directors and officers’ liability and other policies of insurance that insure the Purchased Assets or the prospects, operations or financial condition of the Business or affect or relate to the ownership, use or operations of any of the Purchased Assets as of the date hereof, all of which are in full force and effect, and no written notice of cancellation or non-renewal has been received by any Seller Entity in respect of any such policies of insurance.

Section 3.16. Title to Purchased Assets; Sufficiency of Purchased Assets.

(a) Except with respect to the Real Properties, being the subject of Section 3.10, personal Property, being the subject of Section 3.11, Portfolio Property, being the subject of Section 3.19, and Intellectual Property, being the subject of Section 3.14, (i) IOS Capital (and after giving effect to the Pre-Closing Merger, the Seller (as successor by merger to IOS Capital)) owns and has good title to each of the Purchased Financing Contracts and Credit Enhancements included in the Purchased Assets, free and clear of all Encumbrances, other than those Encumbrances described in clause (i) of the definition of Permitted Encumbrances and (ii) the ABS Entities own and have good title to each of the ABS Assets, free and clear of all Encumbrances, other than Encumbrances created by the Securitization Documents.

(b) Except as set forth on Schedule 3.16(b), the Purchased Assets, the ABS Assets and the rights being conveyed to the Purchaser pursuant to the Ancillary Agreements (i) are sufficient for the Purchaser to carry on the Business from and after the Closing Date as presently carried on by IOS Capital (and after giving effect to the Pre-Closing Merger, the Seller (as successor by merger to IOS Capital)), consistent with its past practices, (ii) are necessary and sufficient for the Purchaser to perform (x) the services required to be performed by the Purchaser in respect of the Acquired Business and the Retained Portfolio (as such term is defined in the Program Term Sheet ) consistent with the standards for performance set forth in the Program Documentation and consistent with the past practices of IOS Capital (immediately prior to the Pre-Closing Merger) and (y) the other activities relating to the Program (as such term is defined in the Program Agreement Term Sheet) contemplated by the Program Documentation and (iii) except for Excluded Assets, constitute all of the Property used or held by IOS Capital (and following the Pre-Closing Merger, the Seller as successor by merger to IOS Capital) in the operation of the Business and the administration and servicing of the Financing Contracts constituting the Specified IKON Assets.

Section 3.17. Conduct of Business. Since September 30, 2003, IOS Capital has used reasonable efforts to preserve substantially intact the Business and has used commercially reasonable efforts to preserve its present relationships consistent with past practices with (i) each Transferred Employee and (ii) each Person having any business relationship which is advantageous to the Business, or the discontinuance of which would reasonably be expected to have a Material Adverse Effect. Since September 30, 2003, IOS Capital has conducted business with its Affiliates only in the ordinary and usual course and has not dealt with or entered into any contracts, commitments or arrangements with its Affiliates on terms and conditions less favorable to it than would be available in a comparable transaction with a Person not an Affiliate of IOS Capital.

Section 3.18. Purchased Financing Contracts.

(a) Each Purchased Financing Contract and Credit Enhancement (i) is valid, binding and enforceable by a Seller Entity or ABS Entity against the lessee, obligor or borrower thereunder in accordance with its written terms, except as may be limited by the Bankruptcy Exception, and (ii) constitutes and arose out of a bona fide business transaction entered into in the ordinary and usual course of business of a Seller Entity, consistent with its past practices.

(b) Except as set forth on Schedule 3.18(b), (i) each Purchased Financing Contract and Credit Enhancement is, or as of the Closing Date will be, in full force and effect, owned by a Seller Entity (or, in the case of any ABS Asset, by an ABS Entity) free and clear of Encumbrances other than Permitted Encumbrances, and not subject to any defense, offset, claim, right of rescission or counterclaim by the Obligor (with respect to a Purchased Financing Contract) or by the obligor thereunder (with respect to a Credit Enhancement), or any Person claiming under any such right, that would adversely affect the validity or enforceability of such Purchased Financing Contract or Credit Enhancement in accordance with its written terms; (ii) no Seller Entity or ABS Entity is in breach of or default under any Purchased Financing Contract or Credit Enhancement, and, to the Seller Entities’ Knowledge, no other event has occurred which, with notice and/or lapse of time, would constitute a default by a Seller Entity or an ABS Entity; (iii) the Purchased Financing Contracts constitute financing of commercial transactions and, to the Knowledge of the Seller Entities, (A) none of the Seller Entities has entered into a Purchased Financing Contract for the purpose of enabling the Obligor under such Purchased Financing Contract to acquire any interest in or the use of any Portfolio Property pursuant to such Financing Contract for personal, family, household or agricultural use or (B) no Obligor is required under any applicable Law to withhold from payments on such Purchased Financing Contracts any interest or other withholdings for payment of Taxes to any Governmental Entity; (iv) except for OP Rental Financing Contracts identified by the codes set forth on Schedule 3.18(g), no Purchased Financing Contract is terminable at the option of the Obligor thereunder except to the extent that such Obligor is required to pay to the applicable Seller Entity or ABS Entity a termination fee in an amount not less than the present value of all remaining scheduled payments thereunder discounted at the implicit rate of such Purchased Financing Contract; (v) all payments pursuant to each Purchased Financing Contract are made directly to a Seller Entity; and (vi) each Seller Entity has approved credit applications and otherwise entered into commitments with respect to Purchased Financing Contracts (including Backlog) in a manner consistent with the Risk Management Policy For Leasing, collateral eligibility standards, credit quality classifications and other financing origination policies of IOS Capital in effect at the time such Purchased Financing Contracts were originated.

(c) No Purchased Financing Contract is subject to any debt subordination agreement, participation agreement, intercreditor agreement, owner trust agreement, purchase agreement, collateral sharing agreement, residual sharing agreement, remarketing agreement or vendor recourse agreement and no Purchased Financing Contract is subject to any Syndication Agreements, in each case, that is not in writing and accurately reflected in the credit and legal files for such Purchased Financing Contract.

(d) Schedule 3.18(d) sets forth a list of each Credit Enhancement that is a letter of credit with a maximum amount drawable thereunder in excess of $50,000, in the case of any Credit Enhancement in respect of any Financing Contract constituting a Purchased Asset or ABS Asset. Except as set forth on Schedule 3.18(d), IOS Capital (and, after giving effect to the Pre-Closing Merger, the Seller (as successor by merger to IOS Capital)) has collateral monitoring systems which accurately reflect and track the expiration dates of all Credit Enhancements in respect of the Purchased Assets and ABS Assets which are in the form of letters of credit.

(e) Each Purchased Financing Contract and Credit Enhancement comprising part of the Purchased Assets or the ABS Assets is expressly governed by the Laws of a state of the United States, and each Obligor under a Purchased Financing Contract comprising part of the Purchased Assets or the ABS Assets is located in the United States.

(f) Except as set forth on Schedule 3.18(f), the Seller Entities maintain in the credit and legal files for each Purchased Financing Contract: (i) all amendments, modifications, waivers, extensions, cancellations and releases in respect of such Purchased Financing Contract, (ii) fully executed originals of each lease or note (and an executed original or a true and correct copy of all other documents) comprising such Purchased Financing Contract, related Credit Enhancements and all other Documents required by the applicable Seller Entity’s credit or investment approval, and (iii) documentation sufficient to establish the Original Equipment Cost of all Portfolio Property subject to such Purchased Financing Contract for purposes of determining personal property Tax liability.

(g) Schedule 3.18(g) sets forth the codes in IOS Capital’s IKONICS financial and accounting system that identify each of the following types of Purchased Financing Contracts: (i) ”OP Rental Financing Contracts” and (ii) ”NCRs.” The classification of such Purchased Financing Contracts using such codes completely and accurately identifies all such Purchased Financing Contracts.

(h) The list attached as Section 3.18(b) sets forth all current outstanding Financing Contracts of IOS Capital as to which IOS Capital has recourse against the Seller as a result of IOS Capital originating such Financing Contract, at the request of the Seller, despite material noncompliance of such Financing Contract or the related Obligor with IOS Capital’s Risk Management Policy for Leasing in effect at the time such Financing Contract was originated. Upon a Financing Contract being included in IOS Capital’s “Historic Exceptions List”, such Financing Contract remains on such list until such Financing Contract is paid (including paid upon upgrade of the relevant equipment), written off or repurchased by the Seller.

Section 3.19. Portfolio Property.

(a) (i) A Seller Entity (or, in the case of an ABS Asset, an ABS Entity) has, with respect to each item of Portfolio Property, either (A) good and valid title to such Portfolio Property, free and clear of all Encumbrances other than those Encumbrances described in clauses (i) through (v) of the definition of Permitted Encumbrances, or (B) a valid first priority security interest on such Portfolio Property that is governed by or subject to a Purchased Financing Contract which has been duly perfected (including but not limited to pursuant to all appropriate Uniform Commercial Code filings), when and as required by IOS Capital’s written operating procedures pertaining to such matters, a copy of which is set forth on Schedule 3.19(a); (ii) none of the Portfolio Property is a vessel, an aircraft or a vehicle; and (iii) no Person has an option to purchase any item of Portfolio Property for a fixed amount less than the greater of (A) the Residual thereof or (B) the amount set forth in the Purchased Financing Contract covering such Portfolio Property.

(b) (i) No Seller Entity has taken action or failed to take any action in respect of any Portfolio Property, which would be reasonably likely to impair or prejudice the validity or enforceability of any manufacturer’s warranty in respect of such Portfolio Property, and no Seller Entity has amended, cancelled, modified, assigned or encumbered any of such warranties (other than as provided in the related Purchased Financing Contracts); and (ii) except as set forth on Schedule 3.19(b), none of the Seller Entities has entered into a Purchased Financing Contract (other than “OP Rental Financing Contracts”) on the assumption that the risk of loss in respect of the related Portfolio Property would be borne by such Seller Entity, and each Obligor under a Purchased Financing Contract (and not a Seller Entity or any other Person) is required to provide insurance against loss or damage with respect to the Portfolio Property subject to or governed by such Purchased Financing Contract pursuant to (x) the terms of the standard form of the Purchased Financing Contracts or (y) the credit policies of the Business through insurance policies issued by unaffiliated insurers or, if permitted by the terms of the applicable credit approval, through self-insurance.

(c) Each item of Portfolio Property is comprised exclusively of (i) document processing and imaging goods (including all replacement parts, additions and repairs thereto and any accessories incorporated therein and/or affixed thereto), (ii) the right to use and transfer by license, sublease or otherwise, any software included with any such Portfolio Property and (iii) other office equipment and furnishings.

(d) Except as set forth on Schedule 3.19(d), each item of Portfolio Property comprising part of the Purchased Assets or the ABS Assets was, at origination of the related Purchased Financing Contract, and, to the Knowledge of the Seller Entities has been thereafter, located within the United States.

Section 3.20. Environmental Matters. (i) There are no Actions against any Seller Entity under any Environmental Law that are (a) pending or to the Seller Entities’ Knowledge, threatened, involving the Business or the Purchased Assets or ABS Assets which, if adversely determined against any Seller Entity would reasonably be likely to result in Damages in excess of $100,000 or (b) to the Seller Entities’ Knowledge, pending or threatened, involving the Portfolio Property; (ii) to the Seller’s Knowledge, all of the Portfolio Property, is in compliance with applicable Environmental Laws; (iii) IOS Capital conducts, and since September 30, 2001 has conducted, the Business in compliance with all applicable Environmental Laws; (iv) IOS Capital has all, and is in compliance with, its Authorizations required under Environmental Laws to conduct the Business; (v) no Seller Entity has, since September 30, 2001, received any written notice alleging that the Business is in violation of, or any has any liability under any Environmental Law; (vi) no Seller Entity has, since September 30, 2001, received any request for information pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq, (CERCLA) or similar state statutes, or any notice letter under CERCLA or similar state statutes alleging that IOS Capital is a potentially responsible party with respect to the investigation or cleanup of any Release of Hazardous Material at any location; and (vii) there have been no Releases of any Hazardous Material that could reasonably be expected to form the basis of any claim or Action against IOS Capital under any Environmental Law, which if adversely determined against IOS Capital, would reasonably be likely to result in Damages in excess of $100,000, provided, however, in the case of clauses (i) through (vii) without giving effect to any amendment or supplement from and after the date hereof of such Environmental Laws.

Section 3.21. Securitizations.

(a) Schedule 3.21(a) lists all of the Securitization Transactions as of the date of this Agreement. Except as disclosed in Schedule 3.21(a), with respect to each Contractual Obligation of the Seller Entities relating to a Securitization Document: (i) such Contractual Obligation is legal, valid, binding, enforceable, and in full force and effect subject to the Bankruptcy Exception; (ii) neither the Seller nor any Subsidiary of the Seller has repudiated, and to the Knowledge of the Seller and its Subsidiaries, no other Person has repudiated, any such Contractual Obligation; and (iii) the fulfillment of any such Contractual Obligation by the Seller or by any Subsidiary of the Seller will not lead to any liability, obligation, judgment, lien, injunction, charge, order, decree, ruling, damage, assessment, loss, fine, penalty, expense, fee or cost for which any Purchaser Indemnified Party would be entitled to be indemnified pursuant to this Agreement.

(b) Each ABS Entity operates and has been operated since the date of its incorporation, organization or formation, as applicable, in accordance with its certificate of incorporation, bylaws or other constituent documents of such Person, if applicable, and all other Securitization Documents.

(c) [Intentionally Omitted.]

(d) No event has occurred and is continuing which (with or without notice or lapse of time) would be reasonably likely to result in any material recourse or indemnification obligation of the Seller or any of its Subsidiaries to any ABS Entity arising out of any Securitization Transaction.

(e) The representations and warranties of the Seller and the ABS Entities contained in the Securitization Documents and set forth in Schedule 3.21(e) are true and correct as of the date hereof and the Closing Date without regard to any language therein specifying the date as of which the representation or warranty is true, and the other representations and warranties contained in the Securitization Documents were true and correct as of the date made. No Seller Entity or ABS Entity or IKON Receivables Funding, LLC has taken any action (other than as servicer in enforcement of any lease in a manner consistent with the Securitization Documents) or failed to perform any covenant which action or failure has caused or will cause any representation or warranty contained in Section 2.04 of any Assignment and Servicing Agreement executed by an ABS Entity to be untrue as of the date hereof or the Closing Date.

(f) Except as set forth on Schedule 3.21(f), each of the Seller and the ABS Entities has complied in all material respects with its covenants and agreements set forth in the Securitization Documents and the Non-Purchased Securitization Documents. Except as set forth on Schedule 3.21(f), no Event of Default, Servicer Event of Default, Acceleration Event (each as defined in the Securitization Documents and the Non-Purchased Securitization Documents) or any event that would permit termination, early amortization, liquidation, modification (including interest, premium or fee increases) or acceleration has occurred (whether now cured or uncured) and no event (whether now cured or uncured) that with the giving of notice or the passage of time or both would constitute any such event, has occurred, and neither the Seller nor any ABS Entity is aware of any allegation that any such event has occurred. Except as set forth on Schedule 3.21(f), the “shadow” ratings of Ambac Assurance Corporation’s exposure to the Securitization Transactions have not been reduced, qualified or withdrawn, and no series thereof is on “watchlist” or similar rating agency status or under review by any rating agency for possible downgrade.

(g) Except as set forth on Schedule 3.21(g), to the Knowledge of the Seller, no ABS Entity is or has been since its inception an association taxable as a corporation for federal or state income Tax purposes. Each ABS Entity is a single member limited liability company and no election has been made on IRS Form 8832 to treat any such entity as other than a disregarded entity for federal income tax purposes.

(h) Except as set forth on Schedule 3.21(h), (i) the Registration Statements were declared effective under the Securities Act and no stop order suspending the effectiveness of such Registration Statements has been issued; (ii) the Registration Statements, as of their respective effective dates, conformed in all material respects to the requirements of the Securities Act and the Securities Act Rules; (iii) on the dates of their use, each prospectus and preliminary prospectus conformed in all material respects to the requirements of the Securities Act and the Securities Act Rules; (iv) neither the Registration Statements, as of their respective effective dates, nor the prospectuses or preliminary prospectuses, on the dates of their use, or any amendments or supplements to the foregoing, contained or incorporated by reference any untrue statement of any material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; and (v) the Seller and each ABS Entity and IKON Receivables Funding, LLC has timely filed the reports and information required to be filed by public issuers of asset-backed securities, and each such filing complied with the applicable requirements of the Exchange Act and the Exchange Act Rules and the information set forth in each such filing was true and correct in all material respects and no such filing and no servicer report delivered by IOS Capital to the trustee contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(i) There are no pending or, to the Seller Entities’ Knowledge, threatened proceedings, lawsuits, or administrative actions alleging violations of the Securities Act, the Exchange Act, the Securities Act Rules or the Exchange Act Rules relating to any of the Registration Statements, preliminary prospectuses or prospectuses or any report or reporting obligation referred to in Section 3.21(h).

(j) No provision of any Securitization Document has been amended, modified, waived or supplemented prior to the date hereof, except as otherwise permitted by the Securitization Documents. Each such amendment, modification, waiver or supplement is listed on Schedule 3.21(j).

(k) No payments have been made by, or any claims made against, Ambac Assurance Corporation as insurer under the Securitization Documents.

Section 3.22. Brokers’ or Finders’ Fees, etc. Except as previously disclosed to the Purchaser, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any IKON Party and the Purchaser is not nor shall at or after Closing be, obligated to pay any such fees or commissions to any Person.

EXHIBIT C

REPRESENTATIONS AND WARRANTIES

OF

THE PURCHASER

Section 4.01. Organization and Good Standing. The Purchaser (i) is a duly organized corporation, validly existing and in good standing under the Laws of its jurisdiction of incorporation and (ii) has the corporate power (x) to own and lease its Property and (y) except for such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on its ability to consummate the transactions contemplated hereby, to carry on its business as now being conducted.

Section 4.02. Corporate Authority. The Purchaser has all requisite corporate power and authority to execute and deliver, and to perform its obligations under, this Agreement, each Ancillary Agreement and the other documents to be executed and delivered by it pursuant hereto or thereto. Each of this Agreement, the Ancillary Agreements and the other documents to be executed and delivered by the Purchaser pursuant hereto or thereto has been duly authorized by all necessary corporate action and has been (or, in the case of the Ancillary Agreements and the other documents to be delivered at Closing, will be at the Closing) duly executed and delivered by the Purchaser and is (or will be at the Closing) the valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by the Bankruptcy Exception.

Section 4.03. No Conflicts. Neither the execution and delivery by the Purchaser of this Agreement, any Ancillary Agreement or any other document to be executed and delivered by the Purchaser in connection herewith or therewith, nor the compliance by the Purchaser with the terms and provisions hereof or thereof, nor the consummation by the Purchaser of the transactions contemplated hereby or thereby will conflict with, constitute a default under, or result in a breach of any of the terms, conditions or provisions of, or create a right of termination or cancellation (determined without giving effect to the provisions of Section 2.07 hereof) under, (i) the certificate of incorporation (or equivalent document) or by-laws (or equivalent document) of the Purchaser, (ii) any Law to which the Purchaser or any of its Properties are subject or (iii) any agreement, contract or commitment to which the Purchaser is a party or to which any of its Properties are subject, except for such conflicts, defaults or breaches that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated herein.

Section 4.04. Consents. The execution and delivery by the Purchaser of this Agreement, any Ancillary Agreement or any other document to be executed and delivered by the Purchaser pursuant hereto or thereto or the consummation by the Purchaser of the transactions contemplated hereby or thereby (including the Pre-Closing Merger), will neither require any notices, reports or other filings to be made by the Purchaser with, nor require any consents, licenses, permits, Authorizations or approvals required to be obtained by the Purchaser from, (i) any Governmental Entity or (ii) any

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other Person, other than the failure of which to obtain or make in respect of this clause (ii) would not reasonably be expected to have a Material Adverse Effect.

Section 4.05. Available Funds. The Purchaser has or has available to it all funds necessary to satisfy all of its obligations hereunder, and its ability to consummate the transactions contemplated by this Agreement is not dependent or conditional upon the receipt of financing (whether debt or equity) from any third party.

Section 4.06. Brokers’ or Finders’ Fees, etc. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

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